Exhibit 3.1

CURALEAF HOLDINGS, INC.

Consolidated Financial Statements

As of and for the Years Ended

December 31, 2025 and 2024

(Expressed in Thousands United States Dollars Unless Otherwise Stated)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Curaleaf Holdings, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Curaleaf Holdings, Inc. (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive loss, temporary equity and shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control–Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2026, expressed an unqualified opinion.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of inventory

As described in Notes 3 and 8 to the financial statements, the Company’s net inventory as of December 31, 2025, was $225.0 million and consisted of cannabis and non-cannabis raw materials, work-in-process, and finished goods. Inventory is recorded at cost and subsequently measured at the lower of cost and net realizable value. Significant inputs and assumptions include the allocation of production and overhead costs to units produced. Additionally, the Company records a provision for aged, obsolete, or unsellable inventory, which requires significant judgment. The Company periodically reviews its inventory to identify aged, obsolete, or unsellable items based primarily on defined aging thresholds that vary by product category, as well as considering product shelf life, expiration dates, state-specific inventory levels, and other qualitative factors requiring management judgment.

The valuation of inventory was identified as a critical audit matter due to the significant assumptions management applied in determining inventory valuation and the increased level of audit effort required to assess the reasonableness of management’s assumptions and estimates.

The primary audit procedures performed to address this critical audit matter included:

•	Obtained an understanding of and evaluated the design, implementation, and operating effectiveness of internal controls related to inventory valuation, including the allocation of production and overhead costs.

•	Evaluated management’s policy for setting standard costs, including yield and lifecycle assumptions, and assessed the reasonableness of significant assumptions by testing inventory costs against historical production data and third-party purchases.

•	Evaluated the appropriateness of management’s methodologies, significant assumptions, and inputs used in assessing net realizable value and determining reserves for slow-moving or excess inventory. This included comparing management’s assumptions to historical trends, independent calculations, current selling prices, and costs, as well as evidence obtained from other audit procedures.

•	Tested the mathematical accuracy of inventory valuation calculations and assessed the completeness and accuracy of underlying data.

•	Evaluated and tested the appropriateness of management’s cost classification between cost of goods sold and operating expenses, ensuring proper capitalization of inventory costs impacting valuation.

•	Evaluated the adequacy and completeness of the disclosures related to inventory in the financial statements, ensuring compliance with applicable accounting standards.

Evaluation of the impairment analysis for goodwill and intangible assets

As described in Notes 3 and 23 to the financial statements, the carrying values of the Company’s goodwill and intangible assets, net of accumulated amortization, were $635 million and $1,011 million, respectively, as of December 31, 2025. The Company conducts impairment testing annually or when a triggering event occurs. Impairment charges are determined by comparing the fair value of the reporting unit to its carrying amount. The Company did not recognize any impairment losses on its goodwill or intangible assets for the year ended December 31, 2025.

We identified the evaluation of goodwill and intangible asset impairment as a critical audit matter due to the high degree of auditor judgment required to assess the significant assumptions used in determining fair value estimates. This evaluation involved the use of professionals with specialized skills and knowledge. Additionally, the sensitivity of reasonably possible changes to these assumptions could have a significant impact on the fair value determination and the Company’s impairment assessment.

The primary audit procedures performed to address this critical audit matter included:

•	Obtained an understanding of and evaluated the design, implementation, and operating effectiveness of internal controls related to management’s impairment assessment process for goodwill and intangible assets.

•	Assessed the appropriateness of the reporting units considered in management’s impairment analysis, ensuring alignment with the Company’s organizational structure and financial reporting.

•	Evaluated the goodwill impairment analysis performed by a third-party valuation specialist engaged by management, including assessing key assumptions, methodologies, and consistency with relevant accounting standards.

•	Evaluated management’s qualitative assessment of impairment over long-lived assets held and used for reasonableness.

•	Reviewed the credentials and expertise of the third-party valuation firm to determine whether its personnel had the necessary qualifications, experience, and industry knowledge to perform the impairment analysis.

•	Assessed the reasonableness of the Company’s forecasted sales growth rates and margins by comparing growth assumptions to historical performance, industry trends, and relevant market data.

•	With the assistance of our firm’s valuation specialists, we tested the appropriateness of management’s judgments and assumptions in its impairment analysis, including:

◦	Verified the mathematical accuracy of the impairment calculations and assessed the completeness and accuracy of the underlying data used.

◦	Evaluated the appropriateness of the valuation methodologies applied by management, as well as the reasonableness of key assumptions and inputs, including discount rates, market multiples, risk-free rate, and the weighted-average cost of capital.

◦	Performed procedures to assess the impact of potential changes in key assumptions on the fair value of reporting units deemed at risk of impairment.

◦	Compared management’s key assumptions to historical financial performance, industry and market trends, and corroborating audit evidence to assess their reasonableness.

•	Evaluated the adequacy and completeness of the disclosures related to goodwill and intangible assets in the financial statements, ensuring compliance with applicable accounting standards.

Evaluation of uncertain tax positions

As described in Notes 3 and 23 to the financial statements, the Company has taken uncertain tax positions based on legal interpretations that challenge its tax liability under Internal Revenue Code Section 280(E) and inventory costs for tax purposes. The Company has filed amended federal and state tax returns with refund claims for several entities related to tax years prior to 2023 based on these positions. Uncertainty in a tax position may arise because tax laws are subject to interpretation. The Company uses significant judgment to (1) determine whether, based on the technical merits, a tax position is more likely than not to be sustained and (2) measure the amount of tax benefit that qualifies for recognition. As of December 31, 2025, the Company’s uncertain tax position was $532 million.

Auditing management’s estimate of the amount of tax benefit that qualifies for recognition involved especially challenging judgment because management’s estimate is complex, highly subjective and based on interpretations of tax laws and legal rulings.

The primary audit procedures performed to address this critical audit matter included:

•	With the assistance of our tax specialists, we assessed the technical merits of the Company’s tax positions, including evaluating income tax interpretations and third-party advice from a law firm obtained by the Company and the Company’s process of filing tax returns with uncertain tax positions.

•	Evaluated the appropriateness of the Company’s accounting for its tax positions taking into consideration relevant federal and state income tax laws.

•	Analyzed the Company’s assumptions and data used to determine the amount of tax benefit to recognize and tested the completeness and accuracy of the calculations.

•	Evaluated the adequacy of the Company’s financial statement disclosures related to these tax matters.

We have served as the Company’s auditor since 2022.

/s/ PKF O’Connor Davies, LLP

New York, New York

February 26, 2026

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Curaleaf Holdings, Inc.

Opinion on Internal Control Over Financial Reporting

We have audited Curaleaf Holdings, Inc.’s (the “Company”) internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control–Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control–Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets of the Company as of December 31, 2025 and 2024, and the related consolidated statements of operations, comprehensive loss, temporary equity and shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2025, and our report dated February 26, 2026, expressed an unqualified opinion.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Controls over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PKF O’Connor Davies, LLP

New York, New York

February 26, 2026

Curaleaf Holdings, Inc.

Consolidated Balance Sheets

(in thousands)

		As of
	Note	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents (including restricted cash and cash equivalents)	3	$101,573	107,226
Accounts receivable, net of allowance for credit losses of $2,617 and $2,722, respectively	7, 27	76,339	66,031
Inventories, net	8	225,022	216,937
Assets held for sale	5, 6	3,681	15,653
Prepaid expenses and other current assets	3	37,379	28,067
Notes receivable - current	9	4,629	451
Total current assets		448,623	434,365
Deferred tax asset	23	443	401
Income tax receivable	23	2,382	20,041
Investments and other assets	14, 27	13,396	14,982
Notes receivable - net of current	9	2,980	2,037
Property, plant and equipment, net	10, 12	520,386	542,604
Right-of-use assets, finance lease, net	11	97,599	105,168
Right-of-use assets, operating lease, net	11	113,274	115,829
Intangible assets, net	13	1,011,115	1,085,397
Goodwill	13	635,117	628,884
Total assets		$2,845,315	$2,949,708

Liabilities, Temporary equity and Shareholders’ equity
Current liabilities:
Accounts payable		$74,725	$79,129
Accrued expenses	15	110,493	102,188
Income tax payable	23	18,952	23,414
Lease liabilities, finance - current	11	11,684	10,995
Lease liabilities, operating - current	11	19,837	17,333
Notes payable - current	16	35,730	101,723
Contingent consideration liability - current	4, 27	—	3,310
Deferred consideration liability - current	4	2,966	33,068
Financial obligations - current	12	7,238	7,208
Liabilities associated with assets held for sale	5, 6	7,073	8,905
Other current liabilities		5,616	652
Total current liabilities		294,314	387,925
Deferred tax liability	23	212,002	244,773
Notes payable - net of current	16	512,922	466,897
Lease liabilities, finance - net of current	11	144,446	150,683
Lease liabilities, operating - net of current	11	102,346	106,192
Uncertain tax position	23	531,508	392,188
Contingent consideration liability - net of current	4, 27	3,358	2,837
Deferred consideration liability - net of current	4	—	2,000
Financial obligations - net of current	12	202,901	201,687
Other long-term liabilities		1,237	1,133
Total liabilities		2,005,034	1,956,315

Commitments and contingencies	26

Temporary equity:
Redeemable non-controlling interest contingency	2, 18	83,931	132,179

Shareholders’ equity:
Additional paid-in capital	17	2,345,402	2,237,468
Accumulated other comprehensive loss		(1,808)	(20,080)
Accumulated deficit		(1,587,244)	(1,356,174)
Total shareholders’ equity		756,350	861,214
Total liabilities, temporary equity and shareholders’ equity		$2,845,315	$2,949,708

The accompanying notes are an integral part of the Consolidated Financial Statements (as defined herein).

Curaleaf Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

		Years Ended
	Note	December 31, 2025	December 31, 2024
Revenues, net:
Retail and wholesale revenues		$1,254,821	$1,328,331
Management fee income		13,314	5,968
Total revenues, net	25	1,268,135	1,334,299
Cost of goods sold	10, 11	637,113	693,522
Gross profit		631,022	640,777
Operating expenses:
Selling, general and administrative	20	428,442	418,534
Share-based compensation	19	35,736	25,696
Depreciation and amortization	10, 11, 13	141,394	171,804
Total operating expenses		605,572	616,034
Income from continuing operations		25,450	24,743
Other income (expense):
Interest income		663	776
Interest expense	16	(56,753)	(59,353)
Interest expense related to lease liabilities and financial obligations	11, 12	(44,076)	(41,263)
Impairment loss	10, 11, 12	(9,080)	(54,245)
Other income, net	22	5,582	15,984
Total other expense, net		(103,664)	(138,101)
Loss before provision for income taxes		(78,214)	(113,358)
Provision for income taxes	23	(123,689)	(98,251)
Net loss from continuing operations		(201,903)	(211,609)
Net loss from discontinued operations	6	(26,250)	(10,398)
Net loss		(228,153)	(222,007)
Less: Net income (loss) attributable to non-controlling interest	2, 18	2,917	(6,584)
Net loss attributable to Curaleaf Holdings, Inc.		$(231,070)	$(215,423)

Per share – basic and diluted(2):
Net loss per share from continuing operations⁽¹⁾		$(0.32)	$(0.31)
Net loss per share from discontinued operations		(0.03)	(0.01)
Net loss per share attributable to Curaleaf Holdings, Inc.(1)	24	$(0.35)	$(0.32)
Weighted average common shares outstanding(2)	24	762,090,951	740,825,099

(1)	Certain non-controlling interests are redeemable at the option of the holders. When the estimated redemption value exceeds the recorded amount, the excess is charged directly to Shareholders' equity on the Consolidated Balance Sheets. This adjustment does not affect the Company's reported net loss; however, under ASC 480-10, Distinguishing Liabilities from Equity, the excess redemption value must be included in the calculation of earnings per share - basic and diluted. See Note 2 — Basis of presentation and consolidation and Note 24 — Earnings per share for further details.

(2)	As a result of the Company’s net losses from its continuing and discontinued operations for the years ended December 31, 2025 and 2024, the calculation of diluted net loss per share for each period presented gives no consideration to potentially anti-dilutive securities; and as such, is the same as basic net loss per share for each period presented.

The accompanying notes are an integral part of the Consolidated Financial Statements (as defined herein).

Curaleaf Holdings, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Years Ended
	December 31, 2025	December 31, 2024
Net loss from continuing operations	$(201,903)	$(211,609)
Foreign currency translation gain (loss)	26,927	(12,838)
Net comprehensive loss from continuing operations	(174,976)	(224,447)
Net comprehensive loss from discontinued operations	(26,250)	(10,398)
Net comprehensive loss	(201,226)	(234,845)
Less: Net comprehensive income (loss) attributable to non-controlling interest	11,572	(11,217)
Net comprehensive loss attributable to Curaleaf Holdings, Inc.	$(212,798)	$(223,628)

The accompanying notes are an integral part of the Consolidated Financial Statements (as defined herein).

Curaleaf Holdings, Inc.

Consolidated Statements of Temporary Equity and Shareholders’ Equity

(in thousands, except for share amounts)

							Accumulated
		Redeemable non-	Common shares		Additional		other		Total
		controlling interest	Number of Shares		paid-in	Treasury	comprehensive	Accumulated	shareholders'
	Note	contingency	SVS*	MVS*	capital	shares	loss	deficit	equity
Balances as of December 31, 2023		$120,650	639,757,098	93,970,705	$2,204,318	$(1,050)	$(11,875)	$(1,140,751)	$1,050,642
Issuance of shares in connection with acquisitions	4	—	12,800,791	—	32,117	—	—	—	32,117
Acquisition escrow shares returned and cancelled		—	(170,158)	—	(535)	—	—	—	(535)
Foreign currency translation loss		(4,633)	—	—	—	—	(8,205)	—	(8,205)
Exercise of stock options	19	—	75,391	—	156	—	—	—	156
Issuance of SVS* for settlement of RSUs**	19	—	3,228,557	—	—	—	—	—	—
Issuance of SVS* for settlement of PSUs**	19	—	396,537	—	—	—	—	—	—
Reclassifications and revisions		—	—	—	(1,538)	1,050	—	—	(488)
Excess redemption value above carrying value	18	22,746	—	—	(22,746)	—	—	—	(22,746)
Share-based compensation: equity-classified awards	19	—	—	—	25,696	—	—	—	25,696
Net loss		(6,584)	—	—	—	—	—	(215,423)	(215,423)
Balances as of December 31, 2024		$132,179	656,088,216	93,970,705	$2,237,468	$—	$(20,080)	$(1,356,174)	$861,214

Balances as of December 31, 2024		$132,179	656,088,216	93,970,705	$2,237,468	$—	$(20,080)	$(1,356,174)	$861,214
Extinguishment of convertible notes by issuance of SVS*	16	—	4,282,596	—	16,500	—	—	—	16,500
Issuance of SVS* to settle non-controlling interest	18	(5,418)	6,810,853	—	5,418	—	—	—	5,418
Excess carrying value of redeemed NCI over consideration paid in SVS*	18	(96,696)	—	—	96,696	—	—	—	96,696
Acquisition related contingent equity consideration	4	—	621,166	—	497	—	—	—	497
Acquisition related deferred equity consideration	4	—	5,762,718	—	77	—	—	—	77
Foreign currency translation gain		8,655	—	—	—	—	18,272	—	18,272
Exercise of stock options	19	—	1,864,272	—	256	—	—	—	256
Issuance of SVS* for settlement of liability(1)		—	96,052	—	77	—	—	—	77
Issuance of SVS* for settlement of RSUs**	19	—	2,618,222	—	—	—	—	—	—
Issuance of SVS* for settlement of PSUs**	19	—	359,948	—	—	—	—	—	—
Excess redemption value above carrying value	18	42,294	—	—	(42,294)	—	—	—	(42,294)
Share-based compensation: equity-classified awards	19	—	—	—	30,707	—	—	—	30,707
Net income (loss)		2,917	—	—	—	—	—	(231,070)	(231,070)
Balances as of December 31, 2025		$83,931	678,504,043	93,970,705	$2,345,402	$—	$(1,808)	$(1,587,244)	$756,350

*as defined in Note 1 — Operations of the Company

**as defined in Note 3 — Significant accounting policies

(1) The Company issued shares to settle a liability stemming from then-outstanding supply obligations.

The accompanying notes are an integral part of the Consolidated Financial Statements (as defined herein).

Curaleaf Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

		Years Ended
	Note	December 31, 2025	December 31, 2024
Cash flows from operating activities:
Net loss from continuing operations		$(201,903)	$(211,609)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	10, 11, 12, 13	196,606	231,460
Share-based compensation	19	35,736	25,696
Non-cash interest expense		9,061	14,064
Amortization of operating lease right-of-use assets	11	19,436	16,557
Loss on impairment	10, 11, 12	9,080	54,245
Gain on extinguishment of debt	16, 22	(1,685)	(257)
Loss (gain) on disposal of assets	22	3,049	(4,624)
Loss (gain) on investment	14, 22	343	(6,624)
Non-cash adjustments to inventory	8	(1,932)	(4,174)
Allowance for credit losses	7, 27	2,510	(347)
Deferred taxes	23	(34,089)	(54,491)
Other non-cash (income) expenses		(888)	2,121
Foreign exchange (gain) loss	22	(3,686)	1,617
Changes in assets and liabilities:
Accounts receivable, net	7, 27	(10,961)	(7,791)
Inventories, net	8	(3,724)	4,308
Prepaid expenses and other current assets	3	(8,811)	3,311
Income tax receivable	23	17,660	10,126
Net assets held for sale	5, 6	—	(131)
Investments and other assets	14, 27	1,380	(752)
Accounts payable		(5,197)	(5,634)
Accrued expenses and other liabilities	15	147,915	118,415
Lease liabilities, operating	11	(17,875)	(16,359)
Net cash provided by operating activities from continuing operations		152,025	169,127
Net cash used in operating activities from discontinued operations		(14,319)	(5,503)
Net cash provided by operating activities		137,706	163,624

Cash flows from investing activities:
Purchases of property, plant and equipment	10, 12	(63,440)	(92,438)
Disposals of property, plant and equipment	10, 12	687	1,382
Proceeds from sale of entities	5, 6	—	8,487
Acquisition-related cash payments, net of cash acquired	4	(542)	(4,699)
Purchases of intangibles	13	(1,209)	(5,000)
Purchase of investments	14	(173)	(708)
Dividend received on investments		225	—
Issuance of notes receivable	9	(5,495)	(3,111)
Payments received on notes receivables	9	749	628
Net cash used in investing activities from continuing operations		(69,198)	(95,459)
Net cash (used in) provided by investing activities from discontinued operations		(1,146)	1,629
Net cash used in investing activities		(70,344)	(93,830)

Cash flows from financing activities:
Proceeds from notes payable	16	83,190	22,017
Principal payments on notes payable	16	(101,282)	(49,339)
Payments of debt issuance costs	16	(950)	(456)
Principal payments on finance lease liabilities	11	(10,230)	(9,445)
Principal payments on financial obligations	12	(5,843)	(5,777)
Exercise of stock options	19	256	156
Payments of deferred consideration	4	(35,398)	(11,250)
Payments of contingent consideration	4	(3,236)	—
Net cash used in financing activities from continuing operations		(73,493)	(54,094)
Net cash used in financing activities from discontinued operations		—	(144)
Net cash used in financing activities		(73,493)	(54,238)

Net (decrease) increase in cash and cash equivalents (including restricted cash and cash equivalents)		(6,131)	15,556
Cash and cash equivalents (including restricted cash and cash equivalents), beginning of period		107,226	91,818
Effect of exchange rate changes on cash and cash equivalents (including restricted cash and cash equivalents)		478	(148)
Cash and cash equivalents (including restricted cash and cash equivalents), end of period		$101,573	$107,226

Non-cash investing & financing activities:
Purchases of property, plant and equipment within accounts payable and accrued expenses	10	$2,767	$15,189
Issuance of SVS* in connection with acquisitions	4	574	32,117
Non-cash proceeds from Note Exchange (as defined herein)	16	7,000	—
Extinguishment of convertible notes by issuance of SVS*	16	16,500	—
Non-cash activity related to modification of failed sale and leaseback arrangements	12	7,087	—
Non-cash activity related to obtaining finance right-of-use assets	11	7,417	3,826
Non-cash activity related to obtaining operating right-of-use assets	11	19,714	11,116
Other non-cash activity related to finance right-of-use assets	11	2,777	2,057
Other non-cash activity related to operating right-of-use assets	11	3,997	1,636
Issuance of notes in connection with sale of entities	9	—	2,300
Contingent consideration incurred in connection with acquisitions	4	—	6,352
Deferred consideration incurred in connection with acquisitions	4	920	1,218
Forgiveness of promissory note in connection with acquisition	4	—	7,020
Issuance of SVS* for settlement of liability		77	—
Excess redemption value attributable to non-controlling interest	18	42,294	22,746
Issuance of SVS* to purchase non-controlling interest	18	5,418	—
Excess carrying value of redeemed NCI over consideration paid in SVS*	18	96,696	—
Non-cash reduction to deferred sale proceeds	5	120	—
Non-cash reduction to acquisition-related deferred consideration	4	—	3,740

Supplemental disclosure of cash flow information:
Cash paid for taxes		$27,058	$16,486
Cash paid for interest		103,606	96,364
Excess tax benefit from exercise of options		97	23

The accompanying notes are an integral part of the Consolidated Financial Statements (as defined herein).

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Explanatory Note

Unless otherwise noted or the context otherwise requires, all information provided in the audited consolidated financial statements as of December 31, 2025 and 2024 and for the years ended December 31, 2025 and 2024 and the accompanying notes (together, the “Consolidated Financial Statements”) is given as of December 31, 2025, and references to the “Company” or “Curaleaf” refer to Curaleaf Holdings, Inc. (the “Company”), its wholly-owned subsidiaries, majority-owned subsidiaries and legal entities in which it holds a controlling financial interest.

Note 1 — Operations of the Company

The Company is a leading global cannabis company, delivering a vertically integrated platform with a broad omnichannel distribution footprint and a diversified portfolio of brands and products serving consumers and patients, with a mission to improve lives by providing clarity around cannabis and confidence around consumption.

The Company’s global brand portfolio consists of Adven, Anthem, Curaleaf, Find, Four20 Pharma, Grassroots, Green Britannia, Huala, JAMS, Reef and Select.

Domestic Operations:

In the United States (“U.S.”), the Company serves the medical and adult-use cannabis markets through retail and wholesale channels. As of December 31, 2025, the Company’s U.S. operations, conducted by the Company and/or its affiliates, spanned 15 states and included 159 dispensaries, 15 cultivation sites and 18 manufacturing facilities.

International Operations:

The Company’s international operations extend to cultivation, processing, manufacturing and distribution in several key markets:

•	Cultivation: The Company operates licensed cultivation facilities in Portugal and Canada.

•	Processing and Manufacturing: Pharma-grade cannabis processing and manufacturing facilities are maintained in Germany, Spain, Canada, Portugal and the United Kingdom (“U.K.”).

•	Wholesale Distribution: The Company supplies cannabis on a wholesale basis to Australia, New Zealand, the U.K. and various European countries, including Germany, Italy, Poland, the Czech Republic, Switzerland, Sweden and Norway.

•	Retail Sales: In the U.K., the Company operates a medical cannabis clinic and holds a pharmacy license, which enables the direct retail supply of medical cannabis to patients.

The Company’s subordinate voting shares (“SVS”) are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “CURA” and quoted on the OTCQX® Best Market under the symbol “CURLF”.

The principal business address of the Company is located at 290 Harbor Drive, Stamford, Connecticut 06902. The Company’s registered and records office address is located at Suite 1700-666 Burrard Street, Vancouver, British Columbia, Canada.

Note 2 — Basis of presentation and consolidation

The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) as issued by the Financial Accounting Standards Board (the “FASB”). The significant accounting policies described in Note 3 — Significant accounting policies have been applied consistently to all periods presented.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Amounts reported in the Consolidated Financial Statements include estimates and assumptions of management. Actual results could differ from these estimates. In the opinion of management, the financial data presented includes all adjustments necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods presented.

Certain previously reported amounts have been reclassified between line items to conform to the current period presentation.

Functional and presentation currency

The Consolidated Financial Statements are presented in U.S. dollar (“USD”), which is the reporting currency of the Company, unless otherwise noted. The functional currency of the Company and the domestic entities reflected in the Consolidated Financial Statements is the USD, and the functional currency of each of the Company’s international entities is the currency of the economic environment in which primary operations are conducted. The financial accounts of the Company’s international subsidiaries are translated to USD using exchange rates at specific reporting dates or average rates over the reporting period, as applicable. Unrealized gains and losses resulting from foreign currency translation adjustments are recognized within Accumulated other comprehensive loss, which is a component of Shareholders’ equity on the Consolidated Balance Sheets. Realized transactional exchange gains and losses are included in Other income, net on the Consolidated Statements of Operations.

Basis of measurement

The Consolidated Financial Statements have been prepared on a going concern basis, under the historical cost convention, except for certain financial instruments that are measured at fair value, as described herein.

Basis of consolidation

The Consolidated Financial Statements include all the accounts of the Company, its wholly-owned subsidiaries, majority-owned subsidiaries and legal entities in which it holds a controlling financial interest. Historically, the Company has obtained controlling financial interests in entities through management service agreements (“MSAs”) or financing arrangements.

All intercompany balances and transactions have been eliminated in consolidation. See Note 3 — Significant accounting policies.

The following table presents the wholly-owned subsidiaries of the Company as well as the entities in which the Company held a controlling financial interest as of December 31, 2025 and 2024:

		As of
		December 31, 2025	December 31, 2024
Entity name	Jurisdiction of Incorporation/Formation	Ownership %(1)
Curaleaf International Holdings Limited	Guernsey	100%	68.5%
Curaleaf, Inc.*	DE	—	—
Northern Green Canada Inc.	Canada	100%	100%
Bloom Fungibles, LLC	AZ	100%	100%
Focused Employer, Inc.	DE	100%	100%

(1)	Based on % of voting interests held by the Company.
*	Consolidated by the Company as a variable interest entity. See Note 3 — Significant accounting policies and Note 28 — Variable interest entities for further details.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

The following table presents the wholly-owned subsidiaries of Curaleaf International Holdings Limited (“Curaleaf International”) as well as the entities in which Curaleaf International held a controlling financial interest as of December 31, 2025 and 2024:

		As of
		December 31, 2025	December 31, 2024
Entity name	Jurisdiction of Incorporation/Formation	Ownership %(1)
Curaleaf International Limited	UK	100%	100%
Four20 Pharma GmbH(2)	Germany	55%	55%

(1)	Based on % of voting interests held by the Company.
(2)	The remaining 45% noncontrolling interest is held by the sellers of Four20 Pharma GmbH, which the Company acquired in September 2022. See 'Non-controlling interests' herein and Note 18 — Redeemable non-controlling interest for further details.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

The following table presents the wholly-owned subsidiaries of Curaleaf, Inc. as well as the entities in which Curaleaf, Inc., directly or indirectly, held a controlling financial interest as of December 31, 2025 and 2024:

		As of
		December 31, 2025	December 31, 2024
Entity name	Jurisdiction of Incorporation/Formation	Ownership %(1)
CLF AZ, Inc.	DE	100%	100%
CLF NY, Inc.	DE	100%	100%
Curaleaf CA, Inc.	DE	100%	100%
Curaleaf KY, Inc.	DE	100%	100%
Curaleaf Massachusetts, Inc.	MA	100%	100%
Curaleaf MD, LLC	MD	100%	100%
Curaleaf OGT, Inc.	DE	100%	100%
Curaleaf PA, LLC	DE	100%	100%
Focused Investment Partners, LLC	DE	100%	100%
CLF Maine, Inc.	DE	100%	100%
PalliaTech CT, Inc.	DE	100%	100%
PalliaTech Florida, Inc.	DE	100%	100%
PT Nevada, Inc.	DE	100%	100%
CLF Sapphire Holdings, Inc.	DE	100%	100%
Curaleaf NJ II, Inc.	DE	100%	100%
GR Companies, Inc.	DE	100%	100%
CLF MD Employer, LLC	MD	100%	100%
Curaleaf Columbia, LLC (formerly HMS Sales, LLC)	MD	100%	100%
MI Health, LLC	MD	100%	100%
Curaleaf Compassionate Care VA, LLC	VA	100%	100%
Curaleaf UT, LLC	DE	100%	100%
Curaleaf Processing, Inc	DE	100%	100%
Virginia's Kitchen, LLC	CO	100%	100%
Cura CO LLC	CO	100%	100%
Curaleaf DH, Inc.	DE	100%	100%
Curaleaf Stamford, Inc.	CT	100%	100%
CLF Holdings Alabama, Inc.	DE	100%	100%
IL Business Holding Corporation*	IL	—	—
Alternative Therapies Group II, Inc*	MA	—	—
CLF Oregon, LLC (formerly PalliaTech OR, LLC)(2)	DE	—	100%
Curaleaf Hemp, Inc.(2)	DE	—	100%

(1)	Based on % of voting interests held by Curaleaf, Inc. with the exception of the entities which Curaleaf, Inc. consolidates as variable interest entities.
(2)	Entity dissolved in 2025.
*	Consolidated by Curaleaf, Inc. as a variable interest entity. See Note 3 — Significant accounting policies and Note 28 — Variable interest entities for further details.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Non-controlling interests (“NCI”)

NCI in consolidated subsidiaries represent the component of equity in consolidated subsidiaries held by third parties. Any change in ownership of a subsidiary while the controlling financial interest is retained is accounted for as an equity transaction between the controlling and non-controlling interests. However, when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary is initially measured at fair value, and the gain or loss triggered by any difference between the carrying value and fair value of the retained interest would be included in Other income, net on the Consolidated Statements of Operations.

NCI with redemption features, such as put and call options, that are not solely within the Company’s control are considered redeemable non-controlling interests (“Redeemable NCI”). Redeemable NCI is considered to be temporary equity and is reported in the mezzanine section between Commitments and contingencies and Shareholders’ equity on the Consolidated Balance Sheets. Redeemable NCI is recorded at the greater of the carrying value, which is adjusted for the NCI’s share of net income or loss generated over the reporting period, and the estimated redemption value at the end of the reporting period. In instances where the redemption value of Redeemable NCI is greater than the carrying value (“excess redemption value”) and redemption is at least probable, the Company has elected to immediately recognize the entire excess redemption value as an adjustment to Additional paid in capital on the Consolidated Balance Sheets. This election provides for a more immediate and transparent reflection of the economic impact associated with changes in redemption value, as opposed to accreting the difference over time.

Change in ownership

Changes in the Company’s ownership interest of a subsidiary with a Redeemable NCI that do not also result in a change in control are accounted for as equity transactions in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”). No gain or loss is recognized in earnings within the Consolidated Statements of Operations. The carrying amount of the Redeemable NCI is adjusted to reflect the revised ownership percentage, and any difference between the consideration paid and the adjustment to the Redeemable NCI is recognized within Additional paid in capital in the Consolidated Balance Sheets. Adjustments to Accumulated other comprehensive loss attributable to the Redeemable NCI are also reclassified to Additional paid in capital to reflect the Company’s revised ownership interest.

See Note 18 — Redeemable non-controlling interest for further details.

Note 3 — Significant accounting policies

Variable interest entities

The Company consolidates legal entities in which it holds a controlling financial interest. Determining whether it has a controlling financial interest which is defined by ASC 810 as the power to direct the activities of a variable interest entity (“VIE”) that most significantly impact the VIE’s economic performance and the obligation to absorb losses of and the right to receive benefits from the VIE that could be potentially significant to the VIE. See Note 2 — Basis of presentation and consolidation and Note 28 — Variable interest entities for further details about the entities consolidated by the Company under the VIE consolidation model.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Cash and cash equivalents (including restricted cash and cash equivalents)

Cash and cash equivalents include cash deposits in financial institutions, other deposits that are readily convertible into cash, with original maturities of three months or less, and cash held at retail locations. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) up to $250,000. The Company maintains its cash in bank deposit accounts, the balances of which, at times, may exceed federally insured limits.

As of December 31, 2025 and 2024, restricted cash and cash equivalents totaled $12.4 million and $14.2 million, respectively, and consisted primarily of $12.0 million in cash collateralizing the Company’s ABL Facility (as defined in Note 16 — Notes payable). The decrease from December 31, 2024 is primarily attributable to the settlement of the Company’s VOWL Note (as defined in Note 16 — Notes payable), which resulted in the release of the related certificate of deposit previously held as restricted cash, partially offset by interest earned during the reporting period.

Prepaid expenses and other current assets

Prepaid expenses primarily result from advance cash payments made by the Company to its vendors in exchange for goods and services. Upon recognition, the advance payments, measured at cost, are capitalized on the Company’s Consolidated Balance Sheets until the related goods are received and/or services performed. As of December 31, 2025 and 2024, the Company had $31.5 million and $25.1 million, respectively, of Prepaid expenses. The increase from December 31, 2024 was primarily attributable to prepaid payroll for the final pay period of 2025. Amortization of the Company’s Prepaid expenses, which is based on the passage of time or as the related assets and/or services are expected to be consumed, is recognized within Selling, general and administrative on the Consolidated Statements of Operations.

As of December 31, 2025 and 2024, the Company had $5.9 million and $3.0 million, respectively, of Other current assets. Other current assets, which represent assets expected to be realized within 12 months of the reporting period, consist primarily of non-income tax receivables, prepaid marketing materials and deferred financing fees related to the Company’s lines of credit. The increase from December 31, 2024 was primarily attributable to the reclassification of a portion of deferred financing fees related to the Amended Needham LOC (as defined in Note 16 — Notes payable) into other current assets.

Notes receivable

Notes receivable are recognized and measured at amortized cost, which is inclusive of the initial carrying amount adjusted for any subsequent amortization of principal, accretion of paid-in-kind interest and any expected credit losses. Interest income on notes receivable is recognized using the effective interest rate method and recognized within Interest income on the Consolidated Statements of Operations.

See Note 9 — Notes receivable for further detail.

Allowance for credit losses on financing receivables

Pursuant to ASC 310, Receivables, the Company recognizes financing receivables, such as accounts receivable and notes receivable, net of an allowance for credit losses on the Consolidated Balance Sheets, in order to present the financing receivables at the expected realizable value. The Company determines its allowance for expected credit losses in accordance with ASC 326, Financial instruments - Credit Losses. Accordingly, the Company's allowances for expected credit losses reflect the potential uncollectability of its financing receivables, based on historical credit loss information as adjusted for current conditions, reasonable and supportable forecasts and the risk characteristics of specific receivables. If current or expected future economic trends, events or changes in circumstances indicate that specific accounts receivable may not be collectible, further consideration is given to the collectability of those balances, and the allowance for expected credit losses is adjusted accordingly. Changes in circumstances that could result in the establishment of an allowance for expected credit losses include, but are not limited to, (i) a borrower experiencing significant financial difficulty; (ii) a significant delinquency in contractual payments; (iii) a determination that foreclosure on the underlying collateral is probable or (iv) an assessment that repayment will be sourced primarily from the sale of the underlying collateral.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Financing receivables are written off after exhaustive collection efforts occur, and the receivables are deemed uncollectible. The credit loss expense associated with the allowance for expected credit losses is recognized within Selling, general and administrative on the Consolidated Statements of Operations.

For further detail on the Company’s allowance for credit losses related to its accounts receivable as of December 31, 2025 and 2024, see Note 7 — Accounts receivable, net. The Company did not recognize an allowance for credit losses on its notes receivable as of December 31, 2025 and 2024.

Inventories, net

Inventories, including packaging and supplies, are stated at the lower of cost or net realizable value (“NRV”) within Inventories, net on the Consolidated Balance Sheets. NRV is the estimated selling price in the ordinary course of business less estimated costs to sell.

The Company utilizes a standard costing methodology to value its inventories. Standard costs, which is inclusive of, but not limited to, materials, labor and depreciation expense, are reviewed periodically and adjusted to approximate weighted average cost. Inventoried costs are recognized within Cost of goods sold on the Consolidated Statements of Operations upon sale of the associated product.

The Company reviews and recognizes inventory write-downs for inventories that are aged, obsolete, unsellable, not compliant with the Company’s quality standards or that have experienced a decline in carrying value in excess of the respective estimated NRV. Inventory write-downs are presented within Cost of goods sold on the Consolidated Statements of Operations and are not reversed in subsequent periods. See Note 8 — Inventories, net for further detail.

Property, plant and equipment, net

Property, plant and equipment is stated at cost less accumulated depreciation and any impairment losses. The Company capitalizes significant expenditures that extend the useful life of its property, plant and equipment, including those associated with failed sale and leaseback arrangements, and expenses the costs of repairs and maintenance as incurred. Construction in progress is measured at cost and, upon completion and placement in service, is reclassified to the appropriate asset class described in the table below.

The Company’s property, plant and equipment is segregated into the following six asset classes:

Asset class	Estimated useful lives(2)
Land	Indefinite life
Information technology	3 years
Machinery and equipment	5-7 years
Furniture and fixtures	5 years
Licenses	5-30 years
Building and improvements(1)	15-39 years

(1)	Leasehold improvements are depreciated over the shorter of the asset’s useful life or the remaining lease term.
(2)	At each fiscal year-end, the Company reviews the estimated useful lives, residual values and depreciation methods of its Property, plant and equipment and applies any resulting adjustments prospectively.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Depreciation is calculated using the straight-line method to allocate the cost of property, plant and equipment—net of any estimated residual value—over the estimated useful lives. The Company recognizes depreciation expense within Cost of goods sold and Depreciation and amortization on the Consolidated Statements of Operations.

Property, plant and equipment that is held for sale is recorded at its estimated fair value less costs to sell and depreciation ceases. Property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected from its use. The resulting gain or loss—calculated as the difference between net disposal proceeds and the carrying value of the property, plant and equipment—is recognized within Other income (expense), net on the Consolidated Statements of Operations.

See Note 10 — Property, plant and equipment, net for further detail.

Intangible assets, net

The Company recognizes intangible assets that arise from contractual or other legal rights or are otherwise separable.

Intangible assets acquired in a business combination are measured at their acquisition-date fair value. For intangible assets acquired in a group constituting an asset acquisition, the total cost is allocated to the individual assets based on their relative fair values. Historically, the Company has not renewed or extended the terms of its intangible assets.

Upon initial recognition, an intangible asset is assigned an estimated useful life, representing the period over which the asset is expected to generate future economic benefits. Subsequently, intangible assets are amortized on a straight-line basis over their estimated useful lives. The resulting amortization expense is recognized within Depreciation and amortization on the Consolidated Statements of Operations.

The Company's intangible assets are segregated into six asset classes with the following estimated useful lives:

Asset class	Estimated useful lives(1)(2)
Non-compete agreements	1-15 years
Trade names	1-20 years
Intellectual property and know-how	5-15 years
Licenses and service agreements	5-30 years
Customer relationships	3 years
Internal-use software	3-5 years

(1)	At each fiscal year-end, the Company reviews the estimated useful lives and residual values of its intangible assets and applies any resulting adjustments prospectively.
(2)	The Company holds no intangible assets with indefinite useful lives.

See Note 13 — Intangible assets, net and Goodwill for further detail.

Leases

The Company evaluates contracts at inception to determine whether the contract constitutes or contains a lease. A contract is determined to be a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company’s determination of the lease term and classification of a lease as a finance lease or an operating lease occurs as of the lease commencement date. The Company's lease agreements typically contain various extension and termination options. In determining the lease term, the Company includes any option periods for which it is reasonably certain that it will exercise an option to extend the lease or not exercise an option to terminate the lease. For leases with an initial term exceeding 12 months, the Company recognizes a lease liability and a corresponding right-of-use (“ROU”) asset. The lease liability is measured at the present value of future lease payments over the lease term. The ROU asset is measured as the initial lease liability, adjusted for any lease payments made at or before commencement, initial direct costs incurred and lease incentives received. The Company uses its incremental borrowing rate to determine the present value of future lease payments, unless the rate implicit in the lease is readily determinable.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Lease payments included in the measurement of the lease liability primarily consist of in-substance fixed payments. Certain real estate leases contain provisions for future rent escalations tied to an index or a contractual rate. Variable lease payments not dependent on an index or rate are excluded from the lease liability measurement and are expensed as incurred. In addition, the Company's real estate leases may require additional payments for taxes, insurance and common area maintenance, which are considered non-lease components. Where these non-lease components are fixed, they are included in the measurement of the lease liability and ROU asset. Where these non-lease components are variable, the variable payments are excluded from the Company’s measurements of its ROU assets and lease liabilities and are expensed as incurred through Cost of goods sold or Selling, general and administrative on the Consolidated Statements of Operations.

ROU assets are amortized on a straight-line basis over the shorter of the useful life of the asset or the lease term:

•	Operating Leases: Lease expense, comprised of the amortization of the ROU asset and the reduction of the lease liability, is recognized as a single amount and allocated between Cost of goods sold and Selling, general and administrative on the Consolidated Statements of Operations.

•	Finance Leases: The amortization of the ROU asset is recognized in and allocated between Cost of goods sold and/or Depreciation and amortization, while the effective interest portion of the lease payment is recognized within Interest expense related to lease liabilities and financial obligations on the Consolidated Statements of Operations.

The Company has elected the following practical expedients permitted under ASC 842, Leases (“ASC 842”):

•	For leases with an initial term of 12 months or less, the Company does not recognize an ROU asset or lease liability. Lease expense for these short-term leases is recognized on a straight-line basis over the lease term and recognized within Selling, general and administrative on the Consolidated Statements of Operations.

•	For all classes of leased assets, the Company has elected to combine lease and non-lease components into a single lease component.

The Company occasionally subleases an underlying asset to a third party while the original head lease remains in effect. The Company accounts for the head lease and the sublease as separate transactions. If a sublease arrangement relieves the Company of its primary obligation under the head lease, the associated ROU asset and lease liability are derecognized, and any gain or loss is recognized in the period within Other income, net in the Consolidated Statements of Operations. If the Company is not relieved of its primary obligation, the original lease accounting remains unchanged, and the Company accounts for the sublease as a lessor. If the Company remains secondarily liable, a guarantee obligation would also be recognized.

See Note 11 — Leases for further detail.

Failed sale and leaseback arrangements

The Company periodically enters into arrangements where the Company sells an asset and simultaneously leases back all, or a portion of, the same asset for all, or part of, the asset’s remaining useful life. Each such transaction is evaluated under ASC 842 to determine if the transfer of the asset qualifies as a sale. When a sale and leaseback transaction does not qualify for sale accounting, the transaction is accounted for as a financing arrangement, and the Company:

•	does not derecognize the underlying asset and continues to recognize the asset within Property, plant and equipment, net on the Consolidated Balance Sheets, depreciating the asset over its remaining useful life;

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

•	recognizes a liability for the sale proceeds, within Financial obligations - current and Financial obligations - net of current on the Consolidated Balance Sheets; and

•	allocates the cash payments made to the buyer-lessor between principal reduction of the financial liability and interest expense, using the effective interest method. The interest expense is recognized within Interest expense related to lease liabilities and financial obligations on the Consolidated Statements of Operations.

See Note 12 — Failed sale leaseback arrangements for further detail.

Impairment of long-lived assets

The Company evaluates its long-lived assets, including property, plant and equipment, ROU assets and definite-lived intangible assets, for impairment whenever events or changes in circumstances suggest the carrying amount of the asset group(s) to which the long-lived asset(s) are classified may not be recoverable. If a triggering event occurs, the Company tests its long-lived asset group(s) for recoverability by comparing the carrying amount to the estimated future undiscounted cash flows expected to result from the Company’s use and eventual disposition of the long-lived asset group(s). If the long-lived asset group(s) fail the recoverability test, the Company recognizes an impairment loss for the amount by which the carrying amount exceeds the fair value of the long-lived asset group(s). Impairment losses are recognized as incurred within Impairment loss on the Consolidated Statements of Operations. Typically, impairment losses recognized in prior reporting periods are irreversible.

Goodwill

Goodwill represents the excess of the consideration transferred in a business combination over the fair value of the net tangible and intangible assets acquired. Goodwill is not amortized but is tested for impairment at the reporting unit level. Upon acquisition, goodwill is allocated to the reporting unit or units expected to benefit from the business combination. A reporting unit is an operating segment or one level below an operating segment that represents a component, or group of components, for which discrete financial information is available and reviewed regularly by segment management.

Impairment of goodwill

The Company tests goodwill for impairment annually, as of October 1, and more frequently if events or changes in circumstances indicate that an impairment loss may have been incurred. The Company conducts its impairment testing process as follows:

•	Qualitative Assessment: The Company may first perform a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit, inclusive of any allocated goodwill, is less than its carrying value. This assessment considers factors such as significant underperformance relative to historical or projected future operating results, significant negative industry or economic trends and significant changes in the Company's use of the acquired assets or its overall business strategy.

•	Quantitative Test: If the qualitative assessment indicates that an impairment is more likely than not, the Company proceeds to a quantitative impairment test. The fair value of the reporting unit is compared to its carrying value, including goodwill. The fair value of a reporting unit is determined using a combination of income and market-based valuation approaches.

If the carrying value of a reporting unit exceeds its fair value, the Company recognizes an impairment loss equal to the excess. The loss recognized is limited to the total amount of goodwill allocated to that reporting unit. Impairment losses are recognized within Impairment loss on the Consolidated Statements of Operations, during the period in which the impairment is identified. Impairment losses recognized in prior reporting periods are irreversible.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

See Note 13 — Intangible assets, net and Goodwill for further detail.

Investments

The Company’s investments in equity securities are accounted for based on the nature of the investment and the level of influence the Company can exercise over the investee.

Equity method investments: Equity investments in entities over which the Company has significant influence but not control is accounted for using the equity method of accounting:

•	The investment is initially recorded at cost; and

•	The carrying amount is subsequently adjusted on a quarterly basis to recognize the Company’s proportionate share of the investee’s net income or loss in the current fiscal period.

Equity securities: Investments in equity securities are accounted for as follows:

•	With readily determinable fair value: measured at fair value, with all unrealized gains and losses recognized within the Consolidated Statements of Operations in the period they occur;

•	Without readily determinable fair value: measured at cost, less any impairment, and adjusted for any observable price changes from identical or similar investments of the same issuer.

The Company evaluates its investment portfolio quarterly for indicators of impairment. If the Company has reason to believe that an investment’s fair value is below its carrying value, the Company recognizes an impairment loss for the difference.

On the Consolidated Statements of Operations, recognized gains and losses are reflected within Other income, net and impairment losses are recognized within Impairment loss, during the period in which they occur.

Deferred charges: debt financing

Costs incurred to obtain new debt financing or modify existing debt are deferred. The accounting treatment for these costs depends on the nature of the financing arrangement.

Debt discounts, premiums and direct issuance costs related to term loans are presented on the Consolidated Balance Sheets as a direct deduction from or addition to the carrying amount of the related debt and are amortized to Interest expense over the term of the debt using the effective interest method.

Debt issuance costs related to revolving lines of credit are capitalized as an asset on the Consolidated Balance Sheets and are amortized to Interest expense on a straight-line basis over the term of the credit facility on Consolidated Statements of Operations.

Commitments and contingencies

The Company recognizes loss contingencies on litigation matters within Accrued expenses on the Consolidated Balance Sheets. Losses on contingent liabilities are recognized when both of the following conditions are met: (i) it is probable that a loss has been incurred and (ii) the amount of the loss can be reasonably estimated. Gains from contingent liabilities are recognized only when realized or realizable. Losses (gains) related to contingent liabilities are recognized within Other income, net, on the Consolidated Statements of Operations.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

The Company recognizes legal costs, as incurred, within Selling, general and administrative on the Consolidated Statements of Operations.

See Note 26 — Commitments and contingencies for further detail.

Income taxes

The Company’s Provision for income taxes on the Consolidated Statements of Operations is comprised of current and deferred income taxes, except to the extent that the income tax expense is related to a business combination or items that are recognized directly within Shareholders’ equity on the Consolidated Balance Sheets.

Current income taxes are recognized for the estimated taxes payable or refundable for the current fiscal period and are based on the taxable income (loss) for the current fiscal period (as adjusted for unrealized tax benefits, changes in tax receivables (payables) that arose in a prior period and recovery of taxes paid in a prior period). Current taxes are measured using tax rates and laws enacted during the period within which the taxable income (loss) arose. Current tax assets and liabilities are offset only if the right of offset exists.

Deferred income taxes are recognized for the future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax basis. Deferred taxes are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in Provision for income taxes on the Consolidated Statements of Operations in the period that includes the enactment date.

Valuation allowances

Deferred tax assets are reduced by a valuation allowance, if based on available evidence, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The Company assesses the realizability of its deferred income tax assets quarterly, considering all available positive and negative evidence, including the nature, frequency and severity of cumulative losses, forecasts of future profitability and the duration of statutory carryforward periods.

Net operating loss (“NOL”) carryforwards

The Company recognizes the tax benefit from an NOL carryforward only to the extent it is more-likely-than-not that the tax benefit will be realized.

In accordance with Section 382 (“Section 382”) of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and other tax attributes to offset post-change income may be limited. The Company has not completed a study to assess whether an “ownership change” has occurred or whether there have been multiple ownership changes since the Company became a “loss corporation,” as defined in Section 382. Future changes in the Company’s equity ownership, which may be outside of its control, or future equity offerings and acquisitions could trigger an “ownership change.” If an “ownership change” has occurred or does occur in the future, the Company may be limited in its utilization of NOL carryforwards, which could result in increased future tax liabilities.

Uncertain tax positions

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates and, in the normal course of business, is subject to examination and audit by federal, state and foreign jurisdictions. The Company recognizes a liability for tax positions that are more likely than not to be disallowed upon examination by a tax authority.

The Company’s cannabis operations are subject to Section 280E of the U.S. Internal Revenue Code (“Section 280E”), which disallows deductions for ordinary and necessary business expenses. The Company has adopted a tax position, supported by legal interpretations, asserting that the restrictions of Section 280E do not apply to its cannabis operations (the “Section 280E Position”).

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

While the Company believes its Section 280E Position is supported by sound legal reasoning, the cannabis industry operates in a complex and evolving regulatory environment. If the Company’s position is not upheld the Company has established reserves for this contingency which are recognized within Uncertain tax position on the Consolidated Balance Sheets.

The Company’s Uncertain tax position liability increased by $139.3 million during the twelve months ended December 31, 2025, of which $134.2 million reflects the portion of income tax payable associated with the Section 280E Position. The remaining $5.1 million relates to other immaterial uncertain tax positions.

The Company believes it is reasonably possible that its liability for uncertain tax positions will continue to increase over the next 12 months, while its Section 280E Position is reviewed by the Internal Revenue Service (“IRS”) and certain state tax authorities.

Unrecognized tax benefits

The Company records tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. Quantifying income tax positions involves inherent uncertainty, particularly given the complexity of federal, state and foreign tax tax laws and regulations in the jurisdictions in which the Company operates. The Company recognizes tax benefits only on those tax positions where it is more-likely-than-not that a tax benefit will result upon ultimate settlement with a taxing authority in possession of all relevant information.

The Company recognizes interest and penalties related to unrecognized tax positions within Provision for income taxes on the Consolidated Statements of Operations, or if incurred as a result of an acquisition, within Income tax receivable on the Consolidated Balance Sheets.

Change in tax laws

During the third quarter of 2025, the U.S. enacted H.R.1 – One Big Beautiful Bill Act (the “OBBBA”), which introduces various corporate income tax provisions effective in 2025 and subsequent years. The provisions that became effective in 2025 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows. The Company is currently evaluating the potential impact of the OBBBA provisions that become effective in subsequent years; however, the Company does not anticipate these provisions will have a material impact on its consolidated financial position, results of operations or cash flows.

Revenues

The Company recognizes revenue when the control of a promised good or service is transferred to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for the transferred good or service.

Retail and wholesale revenues

The Company derives revenue from the sale of cannabis products. Domestically, revenue is generated from direct-to-consumer retail sales at Company-operated dispensaries and from wholesale sales to third-party dispensaries, distributors and processors. Internationally, revenue is generated from direct-to-patient retail sales through the Company’s online cannabis pharmacy in the U.K. and from wholesale sales to distributors in Australia, Canada, Europe and New Zealand. In addition, the Company generates non-cannabis revenues from wholesale operations in Germany and Spain.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Revenues from the sale of retail and wholesale cannabis products are recognized at the point of time when control is transferred to the customers. Typically, for retail customers, control is transferred at point of sale and for wholesale customers control is transferred upon delivery and acceptance. Retail and wholesale revenues are recorded net of any sales discounts.

Management fee income

Management fee income is derived from various arrangements with cannabis licensees and other third parties. These arrangements include Management Service Agreements (“MSA”s) through which the Company provides professional services, such as cultivation, processing and retail know-how; back-office administration; brand licensing and real estate leasing/lending services. In addition, domestically, management fee income is inclusive of royalty fees earned on the use of the Company’s licenses by third parties; while, internationally, the Company earns fees for providing manufacturing, logistics and consultation services. Management fee income is recognized on a straight-line basis over the term of the associated arrangements as services are provided.

Customer loyalty program and Promotional discounts

For most of its locations, the Company offers a loyalty reward program where retail customers can earn points on purchases for redemption on future purchases. Loyalty reward points are considered a material right and a separate performance obligation, and a portion of the initial transaction price is allocated to the loyalty points earned on the transaction and deferred. The deferred revenue is recognized within Accrued expenses on the Consolidated Balance Sheets, until the earned loyalty reward points are redeemed, expired or forfeited. As of December 31, 2025 and 2024, the Company’s Accrued loyalty payable totaled $5.0 million and $5.8 million, respectively.

Promotional discounts and loyalty rewards that are not tied to a customer purchase are expensed as incurred and recognized within Sales and marketing, which is a component of Selling, general and administrative expense on the Consolidated Statements of Operations.

See Note 25 — Segment reporting for further details.

Share-based compensation

The Company accounts for all share-based payments to employees, directors and consultants, including stock options, performance stock units (“PSUs”), restricted stock units (“RSUs”) and virtual share options (“VSOs”), by measuring the awards at their grant-date fair value and recognizing the corresponding compensation expense over the requisite service period, which typically equates to the vesting period. The Company recognizes share-based compensation expense within Share-based compensation on the Consolidated Statements of Operations, with a corresponding increase to Shareholders’ equity or Accrued expenses on the Consolidated Balance Sheets, based on the award’s classification.

Valuation

The fair value of share-based awards is determined using appropriate valuation models depending on the nature of the award:

•	RSUs and PSUs: The fair value of RSUs and PSUs subject to service or non-market performance conditions is determined based on the closing market price of the Company’s SVS on the date of grant.

•	Stock options: The Company uses the Black-Scholes option-pricing model to determine the grant-date fair value of stock options.

•	Awards with market conditions: For awards that contain market conditions (e.g., achieving a specific stock price), the Company utilizes a Monte Carlo simulation model to determine the grant-date fair value.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

•	Virtual share options: VSOs are awards that do not convey actual equity interests and are settled solely in cash. Such awards are classified as liability awards, and the grant-date fair value is determined in accordance with the underlying plan agreement. VSOs are remeasured to fair value at the end of each reporting period.

The key assumptions used in the Black-Scholes model include the award’s expected term, expected volatility, risk-free interest rate and expected dividend yield. Expected volatility is estimated based on the historical stock price volatility of the Company’s SVS over a period commensurate with the award's expected term. The risk-free interest rate is based on the U.S. Treasury yield curve for a term consistent with the expected life of the award (i.e. the period of time that granted stock options are expected to be outstanding). The Company uses an expected dividend yield of zero as it does not currently anticipate paying dividends.

Forfeitures

The Company has elected to recognize forfeitures of unvested awards as they occur. Accordingly, previously recognized compensation expense is reversed in the period in which the forfeiture occurs.

See Note 19 — Share-based compensation for further detail.

Advertising costs

Advertising costs are expensed as incurred and recorded as a component of Sales and marketing on the Consolidated Statements of Operations.

See Note 20 — Selling, general and administrative expense for further detail.

Earnings per share, basic and diluted

The Company presents basic and diluted earnings per share (“EPS”) on its Consolidated Statements of Operations. Basic EPS is calculated by dividing the net income (loss) attributable to the Company’s shareholders by the weighted average number of shares outstanding during the reporting period. Diluted EPS is determined by adjusting the net income (loss) attributable to the Company’s shareholders and the weighted average number of shares outstanding during the period, for the effects of all potentially dilutive instruments, which, for the Company, has been comprised of share-based awards, contingent equity consideration obligations and convertible debt instruments. Instruments with an anti-dilutive impact are excluded from the calculation of diluted EPS. The Company applies the treasury stock method to calculate the number of potentially dilutive securities with respect to its share-based awards and applies the if-converted method with respect to any outstanding contingent equity consideration obligations and convertible debt instruments.

See Note 24 — Earnings per share for further detail.

Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

The Company did not engage in any material related party transactions, outside the normal course of business, during the years ended December 31, 2025 and 2024, nor did the Company have any material related party balances as of December 31, 2025 and 2024.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Business combinations and asset acquisitions

The Company accounts for business combinations using the acquisition method in accordance with ASC 805, Business Combinations (“ASC 805”), which requires recognition of assets acquired and liabilities assumed, including contingent assets and liabilities, at their respective fair values on the date of acquisition or assumption of control.

Business combinations

Under the acquisition method, the assets acquired and liabilities assumed in a business combination are recognized at their respective fair values on the date of acquisition, and the operating results of the acquired business are included in the Company’s Consolidated Financial Statements from the date of acquisition. The excess of consideration transferred over the net assets acquired and liabilities assumed is recognized as goodwill as of the acquisition date.

Non-controlling interests in the acquiree are measured at fair value on acquisition date, and acquisition-related transaction costs are recognized as expenses in the period in which the costs are incurred.

Contingent consideration arising from a business combination is included in the purchase consideration at its fair value on the acquisition date:

•	Liability-classified: Contingent consideration classified as a liability is remeasured to fair value at each reporting period, with changes in fair value recognized within Other income, net on the Consolidated Statements of Operations; and

•	Equity-classified: Contingent consideration classified as equity is not remeasured. Contingent consideration classified as equity is assessed quarterly to determine whether equity classification remains appropriate.

Purchase price allocations may be preliminary and during the measurement period (not to exceed one year from the date of acquisition), changes in assumptions and estimates that result in adjustments to the fair value of assets acquired and liabilities assumed are recorded in the period the adjustments are determined.

Asset acquisitions

The Company applies a screen test to determine if an acquisition should be accounted for as a business combination or an asset acquisition. When substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar assets (generally 90% or more), the transaction is accounted for as an asset acquisition. In addition, assets acquired that do not constitute a business are accounted for as asset acquisitions. The Company allocates the cost of an asset acquisition, including acquisition-related transaction costs, to the individual assets acquired and liabilities assumed based on their relative fair values.

See Note 4 — Acquisitions for further detail.

Fair value of financial instruments

ASC 820, Fair Value Measurement (“ASC 820”) defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy to prioritize the inputs used to measure fair value into three categories based upon the lowest level of input that is available and significant to the fair value measurement.

The three levels of the fair value hierarchy, wherein Level 1 is the highest and Level 3 is the lowest, are as follows:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities;

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Level 2 — Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

Level 3 — Inputs for the asset or liability that are not based on observable market data.

The Company evaluates the classification of its financial instruments within the fair value hierarchy at the end of each reporting period. Transfers between levels are recognized based on changes in the observability of the inputs used to measure fair value. The Company’s policy is to recognize transfers between levels of the fair value hierarchy as of the beginning of the reporting period in which the event or change in circumstances that caused the transfer occurs.

The Company’s financial instruments consist of cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, notes receivable, equity investments, accounts payable, accrued expenses, long-term notes payable, contingent and deferred consideration liabilities and redeemable NCI.

The carrying values of cash, restricted cash, cash equivalents, accounts receivable, notes receivable, accounts payable and accrued expenses approximate their fair values due to the relatively short-term to maturity. The Company’s notes payable and deferred consideration liabilities are carried at amortized cost, and redeemable NCI is recognized at the greater of carrying value or estimated redemption value at the end of each reporting period.

The Company's equity investments with readily determinable fair values and contingent consideration liabilities are measured at fair value on a recurring basis.

See Note 27 — Fair value measurements and financial risk management for further detail.

Significant accounting judgments, estimates and assumptions

The preparation of financial statements in accordance with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent liabilities. These estimates are developed based on historical experience, observable trends and other information available, and they are reviewed and updated regularly. Although actual results could differ from these estimates, management believes them to be reasonable. Changes in estimates are accounted for prospectively.

The most significant assumptions and estimates underlying the Consolidated Financial Statements are described below:

Consolidation and variable interest entities

Significant judgment is applied to determine whether the Company holds a controlling financial interest in an entity, particularly when the Company does not hold a majority voting interest. This evaluation considers voting rights, management and service agreements, the entity’s design and the existence of financial guarantees. Entities in which the Company holds a controlling financial interest are consolidated. See Note 2 — Basis of presentation and consolidation and Note 28 — Variable interest entities for further detail.

Business combinations and asset acquisitions

Significant judgment is applied in determining whether an acquisition is treated as a business combination or an asset acquisition. The Company uses an optional screen test under which a transaction is accounted for as an asset acquisition if substantially all of the fair value of the gross assets acquired (generally 90% or more) is concentrated in a single identifiable asset or group of similar assets.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

In a business combination, significant estimates are used to determine the fair value of assets acquired and liabilities assumed. Depending on the complexity of the transaction, an independent valuation expert may be engaged.

•	Intangible Assets: The valuation of acquired intangible assets, such as cannabis licenses, requires the development of forward-looking cash flow projections and the selection of appropriate discount and terminal growth rates.

•	Contingent Consideration: The fair value of contingent consideration liabilities, such as earn-outs, is estimated based on the probability and timing of achieving specific future outcomes, such as revenue targets.

These valuations are closely linked to the assumptions made by management regarding future performance of the assets acquired and any changes in the discount rate applied. See Note 4 — Acquisitions for further detail.

Goodwill impairment

Goodwill is tested for impairment annually or more frequently if impairment indicators exist. This test requires the estimation of the fair value of its reporting units using income and market-based approaches. This process involves significant judgment in developing business plans and forecasts as well as in selecting appropriate market data. See Note 13 — Intangible assets, net and Goodwill for further detail.

Share-based compensation - Stock options

Estimating the fair value of share-based awards requires significant assumptions for the inputs used in the Black-Scholes or Monte Carlo valuation models, including expected volatility of the Company’s SVS, the expected life of an award and the risk-free interest rate. The Company uses an expected dividend yield of zero as it does not currently anticipate paying dividends. See Note 19 — Share-based compensation for further detail.

Impairment of long-lived assets

The Company evaluates the recoverability of long-lived assets when events indicate their carrying value may not be recoverable. This requires judgment in interpreting key factors (e.g., adverse changes in market conditions, regulatory environment or business climate and adverse changes in the extent or manner in which the long-lived assets will be used) and in estimating the undiscounted future cash flows of such assets. See Note 10 — Property, plant and equipment, net for further detail.

Inventories, net

Inventories are measured at the lower of cost or NRV. Determining NRV requires significant judgment regarding future demand, selling prices, shrinkage and inventory aging. See Note 8 — Inventories, net for further detail.

Leases

Management applies significant judgment in deriving the lease term and discount rate applicable in a leasing arrangement.

•	Lease Term: Determining whether options to extend or terminate a lease are reasonably certain to be exercised involves considering strategic, operational and economic factors, including the size of the Company’s investment in the property and the strategic importance of the property location.

•	Discount Rate: Determining the incremental borrowing rate for leases where the implicit rate is not readily determinable. See Note 11 — Leases for further detail.

Income taxes

There is inherent uncertainty in quantifying income tax positions. Management must exercise significant judgment in evaluating whether its tax positions are more likely than not to be sustained upon examination or audit by tax authorities in the complex federal, state and foreign jurisdictions in which the Company operates.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Held for sale and discontinued operations

Significant judgment is required to determine if a disposal group meets the specific criteria to be classified as “held for sale.” An asset or disposal group must meet all of the following conditions:

•	Management is committed to a plan to sell;

•	The asset or disposal group is available for immediate sale in its present condition;

•	An active program to locate a buyer has been initiated;

•	The sale is highly probable within one year;

•	The asset or disposal group is being actively marketed for sale at a reasonable price; and

•	It is unlikely that the plan will be significantly changed or withdrawn.

A disposal group classified as held for sale is reported as a “discontinued operation” if it represents a strategic shift that has a major effect on the Company’s operations and financial results. Assets held for sale are measured at the lower of their carrying amount or fair value less costs to sell. Pursuant to ASC 205, Presentation of Financial Statements, the financial results of the Company’s discontinued operations are presented separately on the Consolidated Statements of Operations as Net loss from discontinued operations.

See Note 5 — Assets and liabilities held for sale and Note 6 — Discontinued operations for further detail.

Redeemable non-controlling interests

The valuation and classification of redeemable non-controlling interests involve significant judgment, including developing discounted cash flow models with assumptions about future revenue, margins and economic conditions. The Company also has to assess whether the underlying equity instruments are currently redeemable or likely to become redeemable in the future, adding complexity to their classification on the Consolidated Balance Sheets. See Note 18 — Redeemable non-controlling interest for further detail.

Revenue recognized from contracts with customers

Significant judgment is applied in evaluating the nature of the Company’s wholesale and MSA revenue contracts. This includes assessing whether the Company acts as the principal or agent in contracts with customers, particularly where third-party involvement or shared responsibilities exist. The Company also evaluates whether certain transactions are non-reciprocal in nature, requiring consideration of whether a transfer of assets occurred without commensurate value received. In arrangements involving transfers of inventory between the same counter-parties, the Company applies judgment to determine whether such transfers represent distinct revenue-generating events. Additionally, the allocation of transaction price across multiple performance obligations necessitates the estimation of standalone selling prices and the timing of satisfaction of each obligation.

New, amended and future accounting pronouncements

The Company has implemented all applicable accounting standards recently issued by the FASB, as well as applicable pronouncements from certain other standard-setting bodies, within the prescribed effective dates. Pronouncements that are not applicable or where it has been determined do not have a significant impact to the Company have been excluded herein.

Recently adopted accounting standards

The Company adopted ASU 2023-09, Improvements to Income Tax Disclosures (“ASU 2023-09”), on a prospective basis for its annual reporting ended December 31, 2025. ASU 2023-09 requires public business entities to annually (i) disclose specific categories within the effective tax rate reconciliation and (ii) provide additional details for reconciling items that meet a quantitative threshold (generally defined as items equal to or greater than five percent of the computed statutory tax amount). Upon adoption, ASU 2023-09 did not materially impact the Consolidated Financial Statements, other than to expand the disclosures within Note 23 — Income taxes. There was no impact to the Company’s consolidated financial position, results of operations or cash flows.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Effective January 1, 2025, the Company adopted ASU 2023-05, Business Combinations— Joint Venture Formations (“ASU 2023-05”). ASU 2023-05 (i) defines a joint venture as the formation of a new entity without an accounting acquirer and (ii) requires that a joint venture measure its identifiable net assets and goodwill, if any, at the formation date, such that the initial measurement of a joint venture’s total net assets is equal to the fair value of 100% of the joint venture’s equity, including any noncontrolling interest in the net assets of the joint venture. Upon adoption, ASU 2023-05 did not impact the Company’s consolidated financial position, results of operations or cash flows, as the Company did not form any joint ventures on or after January 1, 2025.

Recently issued accounting standards

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements (“ASU 2025-11”). ASU 2025-11 makes targeted, narrow-scope improvements to the interim reporting guidance in ASC 270 to clarify the timing and consistency of recognition and measurement in quarterly financial statements. The amendments address specific areas where existing guidance led to uncertainty about whether certain costs, adjustments or changes in estimates should be recognized in an interim period or allocated over an annual period. The amendments in ASU 2025-11 do not introduce new accounting concepts but improves consistency, reduces diversity in practice and enhances comparability across interim reporting periods. ASU 2025-11 is effective for fiscal years beginning after December 15, 2027, including interim reporting periods within those fiscal years, and can be applied on either a prospective or modified retrospective basis. Early adoption is permitted. The Company does not anticipate ASU 2025-11 will have a material impact on its consolidated financial statements upon adoption.

In September 2025, the FASB issued ASU 2025-07, Derivatives and Hedging (Topic 815) and Revenue from Contracts with Customers (Topic 606): Scope Refinements (“ASU 2025-07”). ASU 2025-07 was issued to clarify the application of derivative accounting to certain contracts and refine the guidance for share-based noncash consideration received from customers. The amendments introduce a scope exception for contracts that are not exchange-traded and whose underlying is tied to operations or activities specific to one party. Additionally, ASU 2025-07 clarifies that share-based noncash consideration from a customer should initially be accounted for under Topic 606 until the right to receive or retain such consideration becomes unconditional, at which point financial instruments guidance may apply. ASU 2025-07 is effective for fiscal years beginning after December 15, 2026, including interim reporting periods within those fiscal years, and can be applied on either a prospective or modified retrospective basis. Early adoption is permitted. The Company is currently evaluating the potential impact of ASU 2025-07 to the Company and its consolidated financial statements upon adoption.

In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software: Targeted Improvements to the Accounting for Internal-Use Software (“ASU 2025-06”). ASU 2025-06 was issued to modernize and clarify the accounting for internal-use software, addressing stakeholder concerns that the existing guidance was outdated and based on traditional waterfall development methods that no longer reflect current software development practices, including agile methodologies. The amendments in ASU 2025-06 eliminate references to prescriptive “project stages” and introduce a clearer capitalization threshold, requiring capitalization of software costs once (i) management has authorized and committed funding to the project and (ii) it is probable the software will be completed and used as intended. Entities must also assess whether significant uncertainty exists in the development process when applying this threshold. ASU 2025-06 is effective for all entities for annual reporting periods beginning after December 15, 2027, and can be applied on a prospective, modified retrospective or retrospective basis. Early adoption is permitted. The Company is currently evaluating the potential impact of ASU 2025-06 to the Company and its consolidated financial statements upon adoption.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

In August 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses: Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). ASU 2025-05 was issued to simplify and improve the measurement of credit losses for accounts receivable and contract assets. The amendments in ASU 2025-05 respond to stakeholder concerns regarding the cost and complexity of applying the current expected credit loss model, particularly for assets collected shortly after the balance sheet date. ASU 2025-05 introduces an optional practical expedient allowing all entities to assume that current conditions as of the balance sheet date remain unchanged for the remaining life of the asset. ASU 2025-05 is effective for annual reporting periods beginning after December 15, 2025, including interim reporting periods within those annual reporting periods, and must be applied prospectively. Early adoption is permitted. The Company is currently evaluating the potential impact of ASU 2025-05 to the Company and its consolidated financial statements upon adoption.

In May 2025, the FASB issued ASU 2025-04, Compensation—Stock Compensation and Revenue from Contracts with Customers (“ASU 2025-04”). ASU 2025-04 revises FASB’s Master Glossary definition of the term performance condition for share-based consideration payable to a customer. The revised definition incorporates

•	conditions (such as vesting conditions) that are based on the volume or monetary amount of a customer’s purchases (or potential purchases) of goods or services from the grantor and

•	performance targets based on purchases made by other parties that purchase the grantor’s goods or services from the grantor’s customers.

In addition, the amendments in ASU 2025-04,

•	eliminate the policy election permitting a grantor to account for forfeitures as they occur;

•	clarify that share-based consideration encompasses the same instruments as share-based payment arrangements, but the grantee does not need to be a supplier of goods or services to the grantor and

•	clarify that a grantor is required to assess the probability that an award will vest using only the guidance in ASC 718, Compensation––Stock Compensation. Revenue recognition will no longer be delayed when an entity grants awards that are not expected to vest.

ASU 2025-04 is effective for all entities for annual reporting periods, including interim reporting periods within those annual reporting periods, beginning after December 15, 2026 and can be applied on a modified retrospective or retrospective basis. Early adoption is permitted. The Company is currently evaluating the potential impact of ASU 2025-04 to the Company and its consolidated financial statements upon adoption. As of December 31, 2025, the Company has no customer contracts or transactions within the scope of this amendment.

In May 2025, the FASB issued ASU 2025-03, Business Combinations and Consolidation: Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”). ASU 2025-03 replaces the requirement that the primary beneficiary always is the acquirer with an assessment that requires an entity to consider the factors to determine which entity is the accounting acquirer. Upon adoption, in an acquisition transaction effected primarily by exchanging of equity interests when the legal acquiree is a VIE that meets the definition of a business, the Company will be required to consider the factors in paragraphs ASC 805-10-55-12 through 55-15 to determine if it is the accounting acquirer. Specifically, under ASU 2025-03, acquisition transactions in which the legal acquiree is a VIE will, in more instances, result in the same accounting outcomes as economically similar transactions in which the legal acquiree is a VIE. ASU 2025-03 is effective for all entities for annual reporting periods, including interim reporting periods within those annual reporting periods, beginning after December 15, 2026 and must be applied on a prospective basis. Early adoption is permitted. The Company is currently evaluating the potential impact of ASU 2025-03 to the Company and its consolidated financial statements upon adoption.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

In January 2025, the FASB issued ASU 2025-01, Reporting Comprehensive Income - Expense Disaggregation Disclosures, which clarifies the effective dates of ASU 2024-03. The provisions of ASU 2024-03 are discussed in further detail herein.

In November 2024, the FASB issued ASU 2024-04, Debt with Conversion and Other Options (“ASU 2024-04”). ASU 2024-04 clarifies the requirements for accounting for a settlement of a convertible debt instrument as an induced conversion and applies to convertible debt instruments with cash conversion features as well as debt instruments that are not currently convertible. ASU 2024-04 is effective for all entities for annual periods beginning after December 15, 2025, and interim periods within those annual periods, and can be applied either on a prospective or retrospective basis. Early adoption is permitted. The Company is currently evaluating the potential impact of ASU 2024-04 to the Company and its consolidated financial statements upon adoption.

In November 2024, the FASB issued ASU 2024-03, “Reporting Comprehensive Income—Expense Disaggregation Disclosures”. ASU 2024-03 requires public business entities to provide disaggregated disclosures of specific income statement expense categories, including purchases of inventory, employee compensation, depreciation, intangible asset amortization, depletion and selling expenses. The amendments introduced by ASU 2024-03 aim to enhance transparency by offering investors more detailed insights into an entity’s expense structure. This additional information is intended to improve investors' ability to understand an entity’s cost structure and to forecast future cash flows. ASU 2024-03 is effective for all entities for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted, and ASU 2024-03 can be applied on either a prospective or retrospective basis. The Company is currently evaluating the potential impact of ASU 2024-03 to the Company and its consolidated financial statements upon adoption.

In October 2023, the FASB issued ASU 2023-06, Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (“ASU 2023-06”). ASU 2023-06 incorporates certain SEC disclosure requirements into the FASB Codification. The amendments introduced by ASU 2023-06 are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements and align the requirements in FASB’s Codification with the SEC’s regulations. ASU 2023-06 is effective on the date on which the SEC removes the related disclosure from Regulation S-X or Regulation S- K. Any amendments the SEC does not remove by June 30, 2027 will not be effective. Early adoption is prohibited. The Company does not anticipate ASU 2023-06 will impact its consolidated financial statements upon adoption.

Note 4 — Acquisitions

Goodwill arising from acquisitions consists largely of the synergies and economies of scale expected from integrating the operations of the acquired businesses, opportunities to enter into new markets and/or expand the Company’s footprint in existing markets as well as the acquisition of other intangibles that do not qualify for separate recognition. Synergies include (i) the elimination of redundant facilities and functions and (ii) the use of the Company’s existing commercial infrastructure to expand sales. None of the resultant goodwill from the following acquisitions are expected to be deductible for income tax purposes.

2025 Acquisitions

During the year ended December 31, 2025, the Company did not consummate any acquisitions that were material, individually or in the aggregate.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

2024 Acquisitions

Northern Green Canada Inc.

On April 19, 2024, the Company completed the acquisition of all issued and outstanding shares of Northern Green Canada, Inc. (“NGC”), for total consideration of approximately $23.8 million, paid in cash and equity consideration. NGC is a Canadian licensed cannabis producer and distributor focused primarily on expanding in the international market through its European Union Good Manufacturing Practice (“EU-GMP”) certified product offering. The acquisition of NGC equipped the Company with a secure and consistent supply of high quality, non-irradiated indoor EU-GMP flower in order to maintain a leading position in Germany, Poland and the U.K. and support the Company’s expansion into new international markets.

The Company accounted for its acquisition of NGC as a business combination.

During the year ended December 31, 2025, the Company recorded a measurement period adjustment of $4.0 million to Deferred tax liability, to reflect acquired net operating losses that were not determinable at the acquisition date. See Note 13 — Intangible assets, net and Goodwill for further detail on the impact of this measurement period adjustment to Goodwill.

The following table presents the fair value of the assets acquired and liabilities assumed in the acquisition of NGC as of the acquisition date and an allocation of the consideration to net assets acquired:

Cash	$146
Accounts receivable, net	2,487
Prepaid expenses and other current assets	398
Inventories, net	3,400
Property, plant and equipment, net	10,858
Right-of-use assets	2,842
Licenses	15,387
Trade name	201
Goodwill	1,285
Deferred tax liabilities	(265)
Liabilities assumed	(12,966)
Net assets acquired	$23,773

Consideration paid in cash, net of working capital adjustments	$2,368
Equity consideration(1)	15,053
Contingent consideration classified as a liability(2)	6,352
Total consideration	$23,773

Cash outflow, net of cash acquired	$2,222

(1)	The fair value of the consideration, paid through the issuance of SVS, was based on a third-party valuation that took into account transfer restrictions and the time value of money.
(2)	On April 11, 2025, the Company issued 621,166 SVS and paid $3.2 million in cash to settle this contingent consideration obligation.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Curaleaf Poland S.A.

On February 2, 2024, the Company completed the acquisition of all issued and outstanding shares of Can4Med S.A., now known as Curaleaf Poland S.A. (“Curaleaf Poland”) for total consideration of €1.5 million, consisting of cash and equity consideration. Additionally, the Company incurred a deferred consideration obligation tied to the future performance of Curaleaf Poland. Curaleaf Poland is the first medical cannabis-specialized wholesaler in Poland, specializing in the acquisition, registration and distribution of medical cannabis and products containing THC and other cannabinoids in Poland. The acquisition of Curaleaf Poland increased the Company’s international footprint.

The Company accounted for its acquisition of Curaleaf Poland as a business combination.

The following table presents the fair value of the assets acquired and liabilities assumed in the acquisition of Curaleaf Poland as of the acquisition date and an allocation of the consideration to net assets acquired:

Cash	$48
Accounts receivable, net	414
Prepaid expenses and other current assets	2
Inventories, net	661
Property, plant and equipment, net	14
Licenses	2,063
Trade name	97
Non-compete agreements	32
Goodwill	931
Deferred tax liabilities	(548)
Liabilities assumed	(891)
Net assets acquired	$2,823

Consideration paid in cash, net of working capital adjustments	$832
Equity consideration(1)	773
Deferred consideration classified as a liability(2)	1,218
Total consideration	$2,823

Cash outflow, net of cash acquired	$784

(1)	The fair value of the consideration paid through the issuance of SVS was based on a third-party valuation that took into account the time value of money.
(2)	On April 14, 2025, the Company issued 96,052 SVS and paid $0.4 million in cash to settle this deferred consideration obligation.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Dark Heart

On January 17, 2024, the Company acquired Half Moon Nursery, Inc. and all assets of Dark Heart Nursery from Grace & Co. for cash consideration of $1.7 million and the forgiveness of a $7.0 million promissory note receivable (plus interest) from Grace & Co. that was received by the Company on October 27, 2023. The acquired assets, consisting of proprietary cannabis genetics and know-how, are intended to support the continued expansion of its domestic and international footprint.

The Company accounted for its acquisition of Dark Heart as an asset acquisition.

The following table presents the fair value of the assets acquired in the acquisition of Dark Heart as of the acquisition date and an allocation of the consideration to net assets acquired:

Intellectual Property	$9,365
Net assets acquired	$9,365

Consideration paid in cash, net of working capital adjustments	$1,693
Cancelled loan (including accrued interest)	7,672
Total consideration	$9,365

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Contingent consideration

Contingent consideration recorded relates to the Company’s business combinations and asset acquisitions. As discussed in Note 3 — Significant accounting policies, contingent consideration payable is subject to significant judgment and estimates, such as projected future revenue. Refer to Note 27 — Fair value measurements and financial risk management for further discussion surrounding the inputs utilized in the fair value of contingent consideration.

The changes in the Company’s contingent consideration liability as of December 31, 2025 and 2024 were as follows:

	EMMAC(1)	NGC(2)	Total
Total contingent consideration liability, December 31, 2023	$4,724	$—	$4,724
Contingent consideration recognized on acquisition	—	6,352	6,352
Revaluation of contingent consideration	(1,820)	(3,042)	(4,862)
Effect of exchange rate differences	(67)	—	(67)
Total contingent consideration liability, December 31, 2024	2,837	3,310	6,147
Cash payments of contingent consideration	—	(3,236)	(3,236)
Issuance of SVS as settlement of contingent consideration	—	(497)	(497)
Revaluation of contingent consideration	306	335	641
Effect of exchange rate differences	215	—	215
Gain on contingent consideration not paid	—	88	88
Total contingent consideration liability, December 31, 2025	3,358	—	3,358
Less: Contingent consideration liability - current	—	—	—
Contingent consideration liability - net of current	$3,358	$—	$3,358

(1)	Contingent on the ability of Curaleaf International Holdings Limited (“Curaleaf International”) to obtain a recreational cannabis license in Europe and is payable in both cash and SVS upon achievement. Payouts, if any, are expected in 2027.
(2)	Contingent obligation was tied to NGC achieving certain margin targets during the fiscal year ending December 31, 2024.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Deferred consideration

The changes in the Company’s deferred consideration liability as of December 31, 2025 and 2024 were as follows:

	Tryke(1)	NRPC(3)	Curaleaf Poland(4)	Other(5)	Total
Total deferred consideration liability, December 31, 2023	$41,652	$2,000	$—	$—	$43,652
Deferred consideration recognized on acquisition	—	—	1,218	—	1,218
Interest expense on deferred consideration	5,913	—	—	—	5,913
Effect of exchange rate differences	—	—	82	—	82
Reversal of interest expense on deferred consideration	(11)	—	—	—	(11)
Change in fair value on deferred consideration paid	—	—	(796)	—	(796)
Post-closing purchase price adjustment (2)	(3,740)	—	—	—	(3,740)
Cash payments of deferred consideration	(11,250)	—	—	—	(11,250)
Total deferred consideration liability, December 31, 2024	32,564	2,000	504	—	35,068
Deferred consideration recognized on acquisition	—	—	—	920	920
Interest expense on deferred consideration	2,436	—	—	—	2,436
Effect of exchange rate differences	—	—	17	46	63
Change in fair value on deferred consideration paid	—	—	(46)	—	(46)
Issuance of SVS as settlements of deferred consideration	—	—	(77)	—	(77)
Cash payments of deferred consideration	(35,000)	—	(398)	—	(35,398)
Total deferred consideration liability, December 31, 2025	—	2,000	—	966	2,966
Less: Deferred consideration liability - current	—	(2,000)	—	(966)	(2,966)
Deferred consideration liability - net of current	$—	$—	$—	$—	$—

(1)	Related to the second and third anniversary payment due from the Company to the sellers of Tryke of $21.2 million and $25.0 million, respectively, settled in October 2025.
(2)	On October 4, 2024, the Company entered into a settlement agreement with the sellers of Tryke Companies, pursuant to which the Company received a $3.7 million post-closing purchase price adjustment that reduced the Company’s second anniversary payment.
(3)	Represents amounts withheld in connection with the acquisition of Natural Remedy Patient Center LLC (“NRPC”) as security for indemnification obligations. In January 2026, upon receipt of a final, non-appealable order, the $2.0 million holdback became payable. The Company retained $1.2 million of this amount for potential tax exposure (scheduled for release in August 2026 and August 2027, subject to IRS claims) and deducted legal fees incurred during the litigation as permitted under the purchase agreement. The remaining amount, net of the tax holdback and legal fees, was paid in February 2026.
(4)	Related to Curaleaf Poland’s achievement of certain earnings metrics during the fiscal year ending December 31, 2024. On April 14, 2025, the Company settled this obligation through a cash payment of $0.4 million and the issuance of 96,052 SVS.
(5)	Incurred in connection with an individually immaterial acquisition consummated during the second quarter of 2025 within the Company's international operations.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Note 5 — Assets and liabilities held for sale

Total gains (losses) recognized by the Company upon consummation of the disposition of its net assets held for sale for the year ended December 31, 2025 were as follows:

	Year ended December 31, 2025
Disposal Group	Discontinued Operations	Held for Sale Entities
Missouri	$(2,397)	$—
Hemp-derived THC	(7,059)	—
Phytoscience Management Group, Inc.	—	247
North Shore Assets(1)	—	331
Acres Assets(2)	—	108
Illinois Assets	—	(508)
Rokshaw Limited (“Rokshaw”)’s noncannabis operation	—	1,029
Total gain (loss) on disposal of net assets held for sale	$(9,456)	$1,207

(1)	On April 10, 2025, the Company completed the sale of its North Shore Assets, having received all required regulatory approvals.
(2)	Refer to Note 9 — Notes receivable for further discussion.

Total gains (losses) recognized by the Company upon consummation of the disposition of its net assets held for sale for the year ended December 31, 2024 were as follows:

	Year ended December 31, 2024
Disposal Group	Discontinued Operations	Held for Sale Entities
Adult-use Maine	$71	$—
California	568	—
Colorado	1,687	—
Oregon	384	—
Michigan	2,087	—
Kentucky - CBD	212	—
North Shore Assets	—	(899)
Acres Assets(1)	—	(1,180)
Rokshaw Limited’s noncannabis operation	—	2,362
Total gain on disposal of net assets held for sale	$5,009	$283

(1)	Refer to Note 9 — Notes receivable for further discussion.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

The changes in assets and liabilities held for sale as of December 31, 2025 and 2024 were as follows:

Assets held for sale	Discontinued Operations	Held for Sale Entities	Total
Balance at December 31, 2023	$16,908	$4,579	$21,487
Transferred out, net	(1,255)	(4,579)	(5,834)
Balance at December 31, 2024	15,653	—	15,653
Transferred (out) in, net	(12,355)	383	(11,972)
Balance at December 31, 2025	$3,298	$383	$3,681

Liabilities associated with assets held for sale	Discontinued Operations	Held for Sale Entities	Total
Balance at December 31, 2023	$8,287	$886	$9,173
Transferred in (out), net	184	(452)	(268)
Balance at December 31, 2024	8,471	434	8,905
Transferred out, net	(1,398)	(434)	(1,832)
Balance at December 31, 2025	$7,073	$—	$7,073

As of December 31, 2025, Assets held for sale consisted of one real estate property; the sale of which was consummated in January 2026. As of December 31, 2024, Liabilities associated with assets held for sale consisted of an operating lease, the transfer of which was subject to regulatory approval.

Rokshaw Amendment

On April 30, 2025, the Company signed an amendment to the asset purchase agreement governing the sale of Rokshaw’s noncannabis operation to Thistle Pharma Limited, which was consummated on April 29, 2024. The amendment modifies the original terms for the outstanding cash consideration. Previously, £0.5 million was payable on each of the first and second anniversaries of the closing date (April 30, 2025 and April 30, 2026, respectively). As a result of the amendment, total cash consideration was reduced to £0.8 million and paid in full on April 30, 2025.

Note 6 — Discontinued operations

2025

On December 30, 2025, the Company approved plans to discontinue operations in two markets, Hemp-derived THC and Missouri, both of which represented strategic shifts having a major effect on the Company’s operations and financial results. Accordingly, the financial results for both operating segments were reclassified as discontinued operations as of and for the years ended December 31, 2025 and 2024.

Hemp-derived THC: The decision to exit the hemp-derived THC market was driven by recent federal and state legislative changes that materially restricted the legal definition of hemp and significantly curtailed the sale and distribution of hemp-derived THC products. These regulatory changes eroded demand, and no alternative legal markets for the Company’s hemp-derived THC products currently exist.

Missouri: The decision to exit the Missouri market was driven by persistent declines in operating performance and management’s determination that projected future cash flows were insufficient to recover the carrying value of the associated asset group as of December 31, 2025.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

As of December 31, 2025, the Company has no significant continuing involvement with the operations classified as discontinued operations on 2023.

2024

The Company did not reclassify any of its operations to discontinued operations during the year ended December 31, 2024.

The following table summarizes the major classes of assets and liabilities of the Company’s discontinued operations as of December 31, 2025 and 2024:

	As of
	December 31, 2025	December 31, 2024
Assets
Inventories, net	$—	$3,717
Prepaid expenses and other current assets	278	62
Total current assets	278	3,779
Deferred tax asset(1)	3,020	7,363
Property, plant and equipment, net	—	3,822
Right-of-use assets, operating lease, net	—	689
Total non-current assets	3,020	11,874
Total assets	$3,298	$15,653

Liabilities
Accrued expenses(2)	$7,060	$8,318
Lease liabilities, operating - current	13	140
Total current liabilities	7,073	8,458
Lease liabilities, operating - net of current	—	13
Total non-current liabilities	—	13
Total liabilities	$7,073	$8,471

(1)	Deferred tax asset for the years ended December 31, 2025 and 2024 is primarily a result of the formal dissolution of certain legal entities that were associated with the Company’s discontinued operations.
(2)	Consists primarily of accrued litigation contingencies. See Note 26 — Commitments and contingencies for further details.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

The following table presents the Company’s condensed consolidated statements of operations for its discontinued operations for the years ended December 31, 2025 and 2024:

	Years Ended
	December 31, 2025	December 31, 2024
Total revenues, net	$11,592	$9,208
Cost of goods sold	14,046	10,478
Gross profit	(2,454)	(1,270)
Total operating expenses	10,000	5,174
Loss from operations	(12,454)	(6,444)
Total other expense, net	(8,128)	(3,271)
Loss before provision for income taxes	(20,582)	(9,715)
Provision for income taxes	(5,668)	(683)
Net loss from discontinued operations	$(26,250)	$(10,398)

(1)	The provision for income taxes for the years ended December 31, 2025 and 2024 is primarily a result of the formal dissolution of certain legal entities that were associated with the Company’s discontinued operations.

Note 7 — Accounts receivable, net

Accounts receivable, net consist of the following as of December 31, 2025 and 2024:

	As of
	December 31, 2025	December 31, 2024
Trade accounts receivable	$73,864	$63,990
Other receivables	5,092	4,763
Accounts receivable, gross	78,956	68,753
Less: Allowance for credit losses	(2,617)	(2,722)
Accounts receivable, net	$76,339	$66,031

The changes in the Company’s allowance for credit losses as of December 31, 2025 and 2024 were as follows:

Allowance for credit losses as of January 1, 2025	$(2,722)
Provision	(977)
Charge-offs and recoveries	1,135
Effect of exchange rate difference	(53)
Allowance for credit losses as of December 31, 2025	$(2,617)

Allowance for credit losses as of January 1, 2024	$(6,717)
Provision	(414)
Charge-offs and recoveries	4,392
Effect of exchange rate differences	17
Allowance for credit losses as of December 31, 2024	$(2,722)

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Additional information about the Company’s exposure to credit and market risks and impairment losses for its accounts receivable is included in Note 27 — Fair value measurements and financial risk management.

Note 8 — Inventories, net

Inventories, net consist of the following as of December 31, 2025 and 2024:

	As of
	December 31, 2025	December 31, 2024
Raw materials:
Cannabis	$38,885	$43,554
Non-Cannabis	20,029	15,443
Total raw materials	58,914	58,997

Work-in-process	67,996	59,995
Finished goods	98,112	97,945
Inventories, net	$225,022	$216,937

As of December 31, 2025 and 2024, the Company’s inventory reserve, which is recognized within Inventories, net on the Consolidated Balance Sheets, was as follows:

	As of
	December 31, 2025	December 31, 2024
Inventory reserve	$(10,223)	$(11,775)

For the years ended December 31, 2025 and 2024, inventory write-downs recognized within Cost of goods sold on the Consolidated Statements of Operations totaled:

	Years Ended
	December 31, 2025	December 31, 2024
Inventory write-downs	$(1,932)	$(4,174)

Note 9 — Notes receivable

Notes receivable consists of the following as of December 31, 2025 and 2024:

	As of
	December 31, 2025	December 31, 2024
Current portion of notes receivable	$4,629	$451
Notes receivable – net of current	2,980	2,037
Total notes receivable	$7,609	$2,488

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Riviera Creek

In 2025, the Company initiated a plan to enter into Option and Purchase Agreements with Riviera Creek Holdings, LLC (“Riviera Creek”) for the start-up, licensing, build-out, and working capital needs of certain dispensaries in Ohio, including RC Retail 1, RC Retail 2, and RC Retail 3 (together, the “RC Retail Stores”). The Company entered into Option and Purchase Agreements with RC Retail 2, RC Retail 3 and RC Retail 1 on January 2, 2025, September 4, 2025 and October 3, 2025, respectively.

As of December 31, 2025, the Company has advanced $4.0 million under a term loan receivable (the “Term Loan”). Advances under the Term Loan accrue non-compounded interest at the applicable federal mid-term rate (“AFR”), calculated on the basis of the actual number of days elapsed over a 365-day year or 366-day year. The maturity date of the Term Loan is contingent upon the execution, or termination, of the Option and Purchase Agreement. The Term Loan is secured by the assets of the Borrower, subject to certain exclusions.

The RC Retail Stores are consolidated by the Company as VIEs. See Note 28 — Variable interest entities for further details.

Acres Note

On February 23, 2024, the Company signed a real estate purchase agreement to sell the property and equipment of Acres Cultivation LLC and Acres Dispensary LLC for total consideration of $3.3 million, consisting of cash consideration of $1.1 million and the receipt of a note receivable of $2.2 million (the “Acres Note”) that is secured by the property and equipment acquired by the borrower. The Acres Note earns interest at 8% per annum and matures in February 2027. See Note 5 — Assets and liabilities held for sale in the Company’s Consolidated Financial Statements for further details.

Four20 Notes

On January 1, 2024, Four20 Pharma GmbH (“Four20”) converted €0.8 million of overdue accounts receivable of its customer, Canymed GmbH (the “Borrower”), into a secured note receivable (the “Four20 Note”). The note bore interest of 8% and was settled in full on January 30, 2025.

On September 1, 2025, Four20 converted an additional €0.9 million of overdue account into a secured note receivable (the “2025 Four20 Note”). The note bore interest of 8% and matured on December 31, 2025; however, the obligation was not settled upon maturity due to the Borrower’s financial difficulties. Consequently, the Company has enforced its security interest in the collateral to satisfy the outstanding obligation.

Sapphire Note

On November 1, 2024, the Company and Sapphire Nordics AB entered into a financing arrangement whereby the Company extended a line of credit up to £0.5 million (the “Sapphire Note”), which was later amended on September 1, 2025, increasing the line of credit up to £0.8 million. The Sapphire Note bears interest at a rate equal to the European Central Bank base rate plus 3% per annum, with interest accruing from the date of each drawdown. Each drawdown is repayable in full, including accrued interest, no later than the fifth anniversary of its respective disbursement date. The facility is available for drawdown through November 1, 2030. The Company classified the Sapphire Note as a related party transaction, as Sapphire Nordics AB is a joint venture formed with Nordx Pharma AB in January 2023.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Note 10 — Property, plant and equipment, net

Property, plant and equipment, net consist of the following as of December 31, 2025 and 2024:

	As of
	December 31, 2025	December 31, 2024
Land	$12,937	$7,616
Building and improvements	548,388	499,279
Furniture and fixtures	108,750	86,606
Machinery and equipment	133,648	114,904
Information technology	27,668	27,376
Construction in progress	22,618	67,579
Property, plant and equipment, gross	854,009	803,360
Less: Accumulated depreciation	(333,623)	(260,756)
Property, plant and equipment, net	$520,386	$542,604

Assets included in construction in progress represent projects related to both cultivation and dispensary facilities not yet completed or otherwise not ready for use.

	Years Ended
	December 31, 2025	December 31, 2024
Depreciation expense(1):
Cost of goods sold	$48,526	$49,399
Operating expenses	35,359	33,867
Total depreciation expense	$83,885	$83,266

(1)	Includes depreciation expense associated with assets under failed sale-leaseback arrangements. See Note 12 — Failed sale leaseback arrangements for further detail.

Asset specific impairment

2025

As a result of ongoing efforts to optimize its cultivation and manufacturing operations, during the year ended December 31, 2025, the Company recognized an impairment loss primarily related to outdated lighting technology and other idled assets of $8.0 million.

2024

In the first quarter of 2024, the Company made the strategic decision to introduce a new line of hemp-derived THC products via an online direct-to-consumer marketplace and to repurpose its Kentucky Facility for the production of said THC products. Accordingly, the Company ceased marketing the Kentucky Facility and recognized an impairment recovery of $3.9 million during the year ended December 31, 2024.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

During 2024, the Company invested in the modernization of several cultivation facilities, resulting in improved yields and a reduction in the Company’s grow canopy requirements. These improvements led to the Company’s decision to shut down operations in certain cultivation facilities, as the additional capacity was no longer required or of no further benefit to the Company. Accordingly, the Company recognized an impairment loss of $12.4 million during the year ended December 31, 2024.

In Florida, the Company anticipated passage of the November 2024 Florida ballot initiative to legalize adult use cannabis and expanded its production capacity in the state accordingly. Following the ballot initiative's failure in November 2024, the Company reassessed its cultivation capacity in Florida and concluded excess capacity existed in the wake of the failed ballot initiative. In an effort to optimize cultivation operations in Florida, the Company identified assets for closure, halted construction and idled certain assets. Accordingly, during the year ended December 31, 2024, the Company recognized an impairment loss of $43.7 million, which is inclusive of $18.9 million in connection with assets the Company had retained from a prior period failed sale and leaseback arrangement. See Note 12 — Failed sale leaseback arrangements for further detail.

Note 11 — Leases

The Company leases real estate used for dispensaries, cultivation facilities, production plants and corporate offices.

The Company's lease agreements contain various extension and termination options. Extension options range from one to 20 years, with a typical extension period of five years, while certain termination options are contingent upon the Company securing regulatory permits.

ROU assets and lease liabilities as of December 31, 2025 and 2024 consisted of the following:

	As of
	December 31, 2025		December 31, 2024
	Operating leases	Finance leases	Operating leases	Finance leases
ROU assets:
ROU assets, gross	$178,904	$186,943	$166,004	$183,968
Accumulated amortization	(65,630)	(89,344)	(50,175)	(78,800)
Total ROU assets, net	$113,274	$97,599	$115,829	$105,168

Lease liabilities:
Lease liabilities - current	$19,837	$11,684	$17,333	$10,995
Lease liabilities - net of current	102,346	144,446	106,192	150,683
Total lease liabilities	$122,183	$156,130	$123,525	$161,678

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

The components of the Company’s lease expenses for the years ended December 31, 2025 and 2024 were as follows:

	Years Ended
	December 31, 2025	December 31, 2024
Finance lease expense:
Amortization of ROU assets
Cost of goods sold	$6,686	$10,257
Operating expenses	5,599	28,787
Total amortization of ROU assets	12,285	39,044
Interest on finance lease liabilities	17,626	17,537
Total finance lease expense	29,911	56,581

Operating lease expense(1)	32,092	30,446

Short-term lease expense	2,467	2,589

Total lease expense	$64,470	$89,616

(1)	Includes $0.1 million of sublease income as a net reduction of rent expense for the years ended December 31, 2025 and 2024.

During 2025 and 2024, as part of strategic cost-optimization initiatives, the Company elected to abandon, in whole or in part, certain leases in its Northeast and West regions, and the estimated economic lives of the associated ROU assets were shortened. Consequently, the Company recognized accelerated amortization of $1.7 million and $23.5 million during the years ended December 31, 2025 and 2024, respectively, to fully amortize the ROU assets over their revised remaining economic lives.

Cash flows associated with the Company’s leasing arrangements for the years ended December 31, 2025 and 2024 were as follows:

	Years Ended
	December 31, 2025	December 31, 2024
Cash flows from operating activities:
Operating cash flows from operating leases	$(31,083)	$(29,920)
Operating cash flows from finance leases	(17,626)	(17,537)

Cash flows from financing activities:
Financing cash flows from finance leases	(10,230)	(9,445)
Net cash flows from leasing arrangements	$(58,939)	$(56,902)

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

As of December 31, 2025 and 2024, the weighted average remaining lease terms and weighted average discount rates of the Company’s leasing arrangements were as follows:

	As of
	December 31, 2025	December 31, 2024
Weighted average remaining lease term (in years) - finance leases	10.0	9.2
Weighted average remaining lease term (in years) - operating leases	6.3	6.2
Weighted average discount rate - finance leases	11.2%	11.2%
Weighted average discount rate - operating leases	10.9%	11.0%

As of December 31, 2025, maturities of the Company’s lease liabilities, under its non-cancelable leases were as follows:

Fiscal Year	Operating Leases	Finance Leases
2026	$31,834	$28,446
2027	30,269	28,967
2028	26,839	28,309
2029	22,768	28,181
2030	18,574	27,819
2031 and thereafter	40,445	145,127
Total undiscounted remaining minimum lease payments	170,729	286,849
Less: imputed interest	(48,546)	(130,719)
Total discounted remaining minimum lease payments	$122,183	$156,130

Note 12 — Failed sale leaseback arrangements

The Company has entered into several sale and leaseback arrangements in connection with building improvements and equipment at various of its cultivation and processing sites. Several of these transactions were accounted for as failed sale and leaseback arrangements, as the Company retained control of the assets for the majority of their remaining useful lives.

As of December 31, 2025 and 2024, the Company’s failed sale and leaseback arrangements were recognized in the Consolidated Balance Sheets as follows:

	As of
	December 31, 2025	December 31, 2024
Property, plant and equipment, net:
Financed property and equipment, net of accumulated depreciation of $76.1 million and $59.1 million, respectively	$124,708	$143,923

Financial obligations:
Financial obligation - current	7,238	7,208
Financial obligation - net of current	202,901	201,687
Total financial obligations	$210,139	$208,895

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

For the years ended December 31, 2025 and 2024, the expenses incurred by the Company related to its failed sale and leaseback arrangements were recognized on the Consolidated Statements of Operations as follows:

	Years Ended
	December 31, 2025	December 31, 2024
Other income (expense):
Interest on financial obligations	$26,450	$23,726

Operating expenses:
Depreciation on financed property, plant and equipment	12,953	17,143
Total expense associated with failed sale and leaseback arrangements	$39,403	$40,869

For the years ended December 31, 2025 and 2024, cash flows associated with the Company’s failed sale and leaseback arrangements were recognized in the Consolidated Statements of Cash Flows as follows:

	Years Ended
	December 31, 2025	December 31, 2024
Cash flows from operating activities:
Operating cash flows from failed sale and leaseback arrangements	$(26,450)	$(23,726)

Cash flows from financing activities:
Financing cash flows from failed sale and leaseback financial obligations	(5,843)	(5,777)
Net cash flows from failed sale and leaseback arrangements	$(32,293)	$(29,503)

As of December 31, 2025, maturities of the Company’s financial obligations associated with its failed sale and leaseback arrangements were as follows:

Fiscal Year	Financial Obligations
2026	$33,139
2027	31,006
2028	31,841
2029	30,497
2030	29,459
2031 and thereafter	327,183
Total undiscounted remaining minimum lease payments	483,125
Less: imputed interest	(272,986)
Total discounted remaining minimum lease payments	$210,139

Asset specific impairment

During the year ended December 31, 2025 and 2024, the Company recognized an impairment loss of $0.9 million and $18.9 million, respectively, to reduce the carrying value of certain cultivation assets assigned to failed sale and leaseback arrangements. See Note 10 — Property, plant and equipment, net for further details.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Note 13 — Intangible assets, net and Goodwill

Intangible assets, net

Identifiable intangible assets consisted of the following as of December 31, 2025 and 2024:

As of December 31, 2025	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Licenses and service agreements	$1,318,987	$(422,887)	$896,100
Trade names	162,903	(65,877)	97,026
Non-compete agreements	25,244	(14,591)	10,653
Intellectual property and know-how	9,577	(3,790)	5,787
Internal-use software	1,716	(220)	1,496
Customer relationships	71	(18)	53
Intangible assets, net(1)	$1,518,498	$(507,383)	$1,011,115

(1)	Intangible assets held by the Company’s international subsidiaries are subject to foreign currency translation adjustments.

As of December 31, 2024	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Licenses and service agreements	$1,289,829	$(331,589)	$958,240
Trade names	166,843	(60,375)	106,468
Non-compete agreements	32,337	(19,490)	12,847
Intellectual property and know-how	9,365	(1,889)	7,476
Internal-use software	370	(4)	366
Intangible assets, net(1)	$1,498,744	$(413,347)	$1,085,397

(1)	Intangible assets held by the Company’s international subsidiaries are subject to foreign currency translation adjustments.

During the year ended December 31, 2025, the gross carrying amount of intangible assets increased by $19.8 million, primarily driven by foreign currency translation.

Amortization expense for the Company’s intangible assets was $100.4 million and $109.2 million for the years ended December 31, 2025 and 2024, respectively.

As of December 31, 2025, the Company’s estimated intangible amortization expense over the next five years was as follows:

Fiscal Year	Estimated Amortization
2026	$100,271
2027	99,638
2028	96,081
2029	89,951
2030	85,643

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

The Company’s remaining weighted average amortization period for its outstanding intangibles as of December 31, 2025 was 11.82 years. The following table outlines the remaining weighted average amortization period for each major class of intangible assets as of December 31, 2025:

Asset class:	Weighted Average Amortization (in years)
Licenses and service agreements	11.99
Trade names	11.53
Non-compete agreements	5.45
Internal-use software	4.77
Intellectual property and know-how	3.03
Customer relationships	2.25

Goodwill

The changes in the Company’s Goodwill as of December 31, 2025 and 2024 were as follows:

	Domestic	International	Total
Balance at December 31, 2023	$551,181	$75,447	$626,628
Acquisitions	—	6,137	6,137
Measurement period adjustment	—	63	63
Effect of exchange rate differences	—	(3,944)	(3,944)
Balance at December 31, 2024	551,181	77,703	628,884
Acquisitions (1)	—	1,328	1,328
Measurement period adjustment	—	(3,984)	(3,984)
Effect of exchange rate differences	—	8,889	8,889
Balance at December 31, 2025	$551,181	$83,936	$635,117

(1)	Incurred in connection with an individually immaterial acquisition consummated during the second quarter of 2025 within the Company's international operations.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Note 14 — Investments and other assets

Investments and other assets consist of the following as of December 31, 2025 and 2024:

	As of
	December 31, 2025	December 31, 2024
Security deposits(1)	$11,082	$10,322
Investments(2)	263	1,713
Other assets(3)	2,051	2,947
Total other assets	$13,396	$14,982

(1)	Represents security deposits for certain lease arrangements. See Note 11 — Leases for further details.
(2)	As of December 31, 2024, Investments consisted of an equity investment in a social equity collective and an equity investment in a real estate investment trust (the “REIT Investment”) acquired pursuant to a real estate contribution agreement executed in connection with a sale and leaseback transaction. During the year ended December 31, 2025, the REIT Investment was fully impaired, as discussed further herein under Asset specific impairment.
(3)	Consists of acquisition receivables as of December 31, 2024, and statutory severance funds and corporate seat licenses as of December 31, 2025.

Asset specific impairment

During 2024, in response to persistent deterioration in the underlying asset value of the REIT Investment, the Company recognized an impairment charge of $1.8 million, within Impairment loss on the Consolidated Statement of Operations for the year ended December 31, 2024, to write down the REIT Investment to its estimated fair value.

Subsequently, during 2025, management actively sought to divest the REIT Investment. However, these efforts were unsuccessful, and no buyer interest or observable market activity was identified. Given the lack of liquidity and continued deterioration in the underlying asset value, the Company determined the fair value of the REIT Investment to be zero. Accordingly, the Company recognized an impairment charge of $1.1 million, within Impairment loss on the Consolidated Statement of Operations for the year ended December 31, 2025.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Note 15 — Accrued expenses

Accrued expenses consist of the following as of December 31, 2025 and 2024:

	As of
	December 31, 2025	December 31, 2024
Accrued payroll expenses	$41,861	$30,161
Accrued inventory expenses	12,196	10,830
Professional services and legal matters(1)	12,078	8,655
Sales taxes payable	7,754	7,170
Excise taxes payable	4,347	4,719
Accrued occupancy and technology expenses	5,422	4,940
Accrued loyalty payable	4,986	5,821
Accrued marketing expenses	2,788	2,560
Interest payable	1,704	10,791
Property and other taxes payable	1,480	2,816
Deferred revenue	634	2,367
Other accrued expenses	15,243	11,358
Total accrued expenses	$110,493	$102,188

(1)	Includes amounts recognized for legal contingencies. See Note 26 — Commitments and contingencies for further details.

Note 16 — Notes payable

Notes payable consist of the following as of December 31, 2025 and 2024:

	As of
	December 31, 2025	December 31, 2024
Senior Secured Notes – 2026	$456,815	$460,000
Senior Secured Notes – 2027	56,597	—
Bloom Notes – 2025	—	60,000
Bloom Notes – 2024	—	16,500
Amended Needham LOC	21,910	11,100
ABL Facility – EWB	12,000	12,000
Seller note payable	4,093	4,364
Other notes payable	3,308	15,439
Less: Unamortized debt discount/premium and deferred financing fees	(6,071)	(10,783)
Notes payable, net of unamortized debt discount/premium and deferred financing fees	548,652	568,620
Less: Notes payable - current	(35,730)	(101,723)
Notes payable - net of current	$512,922	$466,897

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Below is a summary of the Company’s credit facilities outstanding during the year ended December 31, 2025:

Credit facility	Original facility size	Outstanding balance	Stated interest rate		Maturity date
Senior Secured Notes – 2026(16)	$475,000	$456,815	8.00%	(5)	December 15, 2026	(16)
Senior Secured Notes – 2027(15)	67,000	56,597	10.00%	(6)	December 17, 2027
Bloom Notes – 2025(15)	60,000	—	4.00%	(7)	January 17, 2025
Bloom Notes – 2024	50,000	—	10.00%	(8)	January 18, 2025/ October 18, 2024	(8)
Amended Needham LOC(3)(17)	100,000	21,910	7.99%	(9)	October 10, 2026	(17)
ABL Facility - EWB Note	12,000	12,000	6.00%	(10)	August 25, 2026
Other notes payable - BHH Note(1)	7,500	—	15.00%	(11)	September 30, 2025
Other notes payable - miscellaneous(2)	6,615	3,308	Various		Various
Other notes payable - VOWL Note(1)	2,231	—	4.25%	(12)	December 30, 2025
Other notes payable - NGC Note(1)	1,600	—	12.00%	(13)	July 1, 2025
Seller note payable - Scottsdale Note(4)	5,100	4,093	5.00%	(14)	December 1, 2036
	$787,046	$554,723

(1)	The Company had a note payable (the “BHH Note”) with Tangela Holdings, Ltd (“Tangela”) and Portiagate Investment LTD, which was executed in the last quarter of 2020 and amended in the third quarter of 2022, in connection with the Company gaining a controlling interest in Alternate Therapies Group II, Inc.; this note was settled in cash on October 1, 2025. Additionally, the Company held a separate note payable to Tangela (the “NGC Note”), which was settled in full on July 1, 2025. A note payable held by the Company’s subsidiary, Four20 Pharma GmbH to Verbundvolksbank OWL (the “VOWL Note”) was settled in full on December 31, 2025.
(2)	Comprised of various immaterial loans held by Curaleaf International.
(3)	In October 2025, the total borrowing capacity under the Needham LOC was increased from $40.0 million to $100.0 million; see section herein titled "Needham Bank" for further details.
(4)	The Company has a seller note payable incurred in connection with the Company’s purchase of a building in Scottsdale, Arizona (the “Scottsdale Note”).
(5)	Compounded semi-annually and payable in arrears on June 15th and December 15th of each year.
(6)	Compounded monthly and computed daily on the basis of a 360-day year for the actual number of days elapsed for a period of time. Interest is payable monthly in arrears, beginning February 17th, with principal repayments beginning August 17, 2025.
(7)	Computed daily on the basis of a 360-day year and payable at maturity.
(8)	The Installment Amount (as defined herein) matured on October 18, 2024, and the Conversion Amount matured on January 18, 2025. The Conversion Amount was settled in its entirety through the issuance of SVS, as discussed further herein in the section titled “Bloom Notes.”
(9)	Calculated on the basis of a 360-day year. Interest is due on the 6th of each month.
(10)	Calculated on the basis of a 360-day year for the actual number of days elapsed for any period of time. Interest is due on the 25th of each month.
(11)	Computed daily on the basis of a 365-day year (or 366 days in the case of a leap year) and payable quarterly in arrears on each January 1, April 1, and October 1 following the closing date, with the final interest payment due and payable on the maturity date.
(12)	Calculated on the basis of a 360-day year for the actual number of days elapsed for any period of time. Interest is due on the 30th of each month.
(13)	Calculated on the basis of a 365-day year. Interest is payable in one or several installments no later than 30 days from the maturity date.
(14)	Computed on the basis of a 365-day year. Interest is due at maturity. As a payment-in-kind loan, interest accrued increases the outstanding balance of the loan each reporting period.
(15)	In January 2025, the Bloom Note - 2025 was exchanged for Senior Secured Notes – 2027; see section herein titled "Bloom Notes" for further details.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

(16)	In February 2026, the Company closed on a private placement of senior secured notes for aggregate gross proceeds of $500 million due February 18, 2029. Net proceeds were used to fully repay the Senior Secured Notes – 2026. In accordance with ASC 470, Debt, as the Company demonstrated the intent and ability to refinance the Senior Secured Notes – 2026 on a long-term basis prior to the issuance of the Consolidated Financial Statements, the outstanding balance of the Senior Secured Notes – 2026 as of December 31, 2025 was classified as a non-current liability, within Notes payable - net of current. Refer to Note 29 — Subsequent events for further details.
(17)	In conjunction with the origination of the Senior Secured Notes – 2029 (as further discussed in Note 29 — Subsequent events), the maturity date of the Amended Needham LOC was extended to February 18, 2029, and the interest rate was amended to 8.99% in accordance with the terms of the Amended and Restated Needham Loan Agreement. Consequently, the Company reclassified the outstanding balance of the Amended Needham LOC as of December 31, 2025 as a non-current liability, within Notes payable - net of current. Refer to Note 29 — Subsequent events for further details.

The Company’s interest expense by credit facility for the year ended December 31, 2025 was as follows:

		Year ended December 31, 2025
	Effective interest rate	Stated interest expense	Amortization of debt discount/premium and deferred financing fees	Total interest expense (1)
Senior Secured Notes – 2026	9.30%	$36,687	$5,193	$41,880
Senior Secured Notes – 2027	10.69%	6,263	311	6,574
Bloom Notes – 2025	10.36%	127	200	327
Bloom Notes – 2024	10.00%	78	—	78
Amended Needham LOC	7.99%	1,196	1,261	2,457
ABL Facility - EWB Note	6.00%	730	99	829
Other notes payable - BHH Note	15.00%	841	—	841
Seller notes payable - Scottsdale Note	5.00%	215	—	215
Other notes payable - miscellaneous	various	124	—	124
Other notes payable - VOWL Note	4.25%	99	—	99
Other notes payable - NGC Note	12.00%	96	—	96
		$46,456	$7,064	$53,520

(1)	Total interest expense herein does not encompass interest expense recognized on the Company’s deferred consideration obligations. For the year ended December 31, 2025, the Company recognized $3.0 million of interest expense related to its deferred consideration obligations to the sellers of Tryke, including $2.4 million attributable to the third anniversary payment and $0.5 million attributable to the monthly installments paid to settle the second anniversary payment. Refer to Note 4 — Acquisitions — Deferred consideration for further details.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

The Company’s interest expense by credit facility for the year ended December 31, 2024 was as follows:

		Year ended December 31, 2024
	Effective interest rate	Stated interest expense	Amortization of debt discount/premium and deferred financing fees	Total interest expense (2)
Senior Secured Notes – 2026	9.33%	$36,750	$4,805	$41,555
Bloom Notes – 2025	10.35%	2,440	3,644	6,084
Bloom Notes – 2024	10.00%	3,027	—	3,027
Needham LOC	7.99%	34	—	34
ABL Facility - EWB Note	6.00%	607	—	607
Other notes payable - BHH Note	14.79%	1,128	—	1,128
Seller notes payable - Scottsdale Note	5.00%	239	—	239
Other notes payable - miscellaneous	various	12	—	12
Other notes payable - VOWL Note	5.90%	183	—	183
Other notes payable - NGC Note	12.00%	100	—	100
Seller notes payable - Phyto Note(1)	7.50%	223	—	223
		$44,743	$8,449	$53,192

(1)	The Phyto Note was paid in full on July 1, 2024.
(2)	Total interest expense herein does not encompass interest expense recognized on the Company’s deferred consideration obligations. For the year ended December 31, 2024, the Company recognized interest expense of $5.9 million on its deferred consideration obligations. Refer to Note 4 — Acquisitions — Deferred consideration for further details.

As of December 31, 2025, maturities of the Company’s Notes payable were as follows:

Fiscal year:	Amount
2026(1)	$498,296
2027	30,434
2028	676
2029	22,457
2030 and thereafter	2,860
Total future principal maturities	$554,723

(1)	Includes $456.8 million related to the Senior Secured Notes – 2026. Subsequent to year-end but prior to the issuance of the Consolidated Financial Statements, the Company settled this obligation using proceeds from the Senior Secured Notes – 2029. As the Company demonstrated the intent and ability to refinance the Senior Secured Notes – 2026 on a long-term basis, the balance has been reclassified as non-current, within Notes payable - net of current, on the Consolidated Balance Sheet as of December 31, 2025, in accordance with ASC 470.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

As of December 31, 2025 and 2024, the carrying values and fair values of the Company’s Notes payable were as follows:

	As of
	December 31, 2025	December 31, 2024
Carrying Value	$554,723	$579,403
Fair Value	546,068	560,171

Information about the Company’s exposure to interest rate risks and liquidity risks is included in Note 27 — Fair value measurements and financial risk management.

Senior Secured Notes – 2026

In December 2021, the Company closed on a private placement of senior secured notes due 2026 for aggregate gross proceeds of $475.0 million (“Senior Secured Notes – 2026”). The note indenture, dated December 15, 2021 and as amended on December 12, 2023, governing the Senior Secured Notes – 2026 (the “Note Indenture”) enables the Company to issue additional senior secured notes on an ongoing basis as needed, subject to maintaining leverage ratios and complying with other terms and conditions of the Note Indenture. The principal restrictions on incurring additional indebtedness include the requirement that post-incurrence of the additional debt, a fixed charge coverage ratio of 2.5:1 and consolidated debt to consolidated EBITDA ratio of 4:1 be maintained. The issuance of additional senior secured notes or other debt pari passu to the existing notes is permitted, provided that post-incurrence of the additional debt, the consolidated secured debt to consolidated EBITDA ratio of 3:1 is maintained and provided certain other conditions are met. Under the Note Indenture, the Company and certain of its guarantor entities are required to grant a first lien security interest in their respective assets to the appointed trustee, including assets acquired after the issue of the Senior Secured Notes – 2026, subject to limited exceptions. Despite the first lien granted to the holders of the Senior Secured Notes – 2026, the Note Indenture permits the Company to grant a more senior lien to secure up to $200 million of additional financing from commercial banks for revolving credit loans, such as the Needham LOC (as defined herein), provided that the interest rate applicable to such revolving credit loans is lower than the interest rate applicable to the Senior Secured Notes – 2026.

Subject to the consent of Needham Bank, the Senior Secured Notes – 2026, inclusive of accrued and unpaid interest, could be redeemed early without incurring a prepayment premium.

Purchase of Senior Secured Notes - 2026 for Cancellation

On April 30, 2024, in an arm’s length transaction, the Company paid $14.3 million to purchase, for cancellation, Senior Secured Notes – 2026 that had a face value of $15 million. The Company also reduced accrued interest by $3.2 million that had been accruing from December 15, 2023 through April 30, 2024 specific to the notes purchased for cancellation.

On July 22, 2025, in an arms-length transaction, the Company paid $2.9 million to purchase, for cancellation, Senior Secured Notes – 2026, that had a face value of $3.2 million. The Company also reduced accrued interest by $0.4 million that had been accruing from June 15, 2025 through July 22, 2025 specific to the notes purchased for cancellation.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Senior Secured Notes – 2027

On January 17, 2025, the Company entered into an agreement (the “Note Exchange Agreement”) with the former owners of Bloom (the “Bloom Lenders”), pursuant to which the Company agreed to accept from the Bloom Lenders, and the Bloom Lenders agreed to transfer to the Company, the Bloom Notes – 2025 in exchange for senior secured notes of the Company with an aggregate principal balance of $67 million (the “Senior Secured Notes — 2027”), consisting of the $60 million then-outstanding principal of the Bloom Notes – 2025 plus $7 million of accrued interest on such notes (the “Note Exchange”). In connection with the Note Exchange, the Company paid in cash (i) $0.6 million, representing the remaining balance of interest accrued on the Bloom Notes – 2025 as of the date of the Note Exchange and (ii) $1.0 million of debt origination fees. The Senior Secured Notes – 2027 mature on January 17, 2027. There are no prepayment penalties on the Senior Secured Notes – 2027.

The Company accounted for the Note Exchange as a debt extinguishment and recognized a loss on extinguishment of debt of $0.3 million, which is recognized within Other income, net on the Consolidated Statements of Operations.

Bloom Notes

In connection with the Bloom acquisition, the Company issued three sets of secured promissory notes (collectively, the “Bloom Notes”) to the former Bloom owners (the “Bloom Lenders”).

On December 29, 2023, the Company entered into an agreement with the Bloom Lenders, pursuant to which the Bloom Note – 2024 was restructured into a partially convertible secured promissory note (the “Restructured Bloom Note”) payable in cash and SVS, subject to the approval of the TSX. The Restructured Bloom Note had a principal amount of $47.5 million comprised of an installment amount of $31.0 million (the “Installment Amount”), which matured on October 18, 2024, and a conversion amount of $16.5 million (the “Conversion Amount”) that matured on January 18, 2025. The Conversion Amount was settled, in its entirety, through the issuance of 4,282,596 SVS to the Bloom Lenders, with each of the Bloom Lenders receiving a proportionate share of SVS. Fractional shares were settled in cash.

The Company accounted for the restructuring of the Bloom Note – 2024 as a debt extinguishment and recorded a gain on extinguishment of debt of $1.8 million during the year ended December 31, 2025, which is recognized within Other income, net on the Consolidated Statements of Operations.

As of December 31, 2025, the Company has no outstanding obligation under the Bloom Notes.

Needham Bank

On November 6, 2024, the Company entered into a loan agreement (the “Needham Loan Agreement”) with Needham Bank (“Needham”), establishing a revolving line of credit for up to $40.0 million (the “Needham LOC”), with an option to request up to an additional $20.0 million, beginning May 6, 2026, subject to Needham’s discretion and credit approval process.

On October 10, 2025, the Company entered into an amended and restated loan agreement with Needham (the “Amended and Restated Needham Loan Agreement”) to refinance the Needham LOC. As part of the refinancing, the total borrowing capacity under the Needham LOC was increased from $40.0 million to $100.0 million (the “Amended Needham LOC”), and the maturity date was extended to October 10, 2026. The Amended Needham LOC remains secured by a first-priority lien on senior mortgages, guarantees of the Company’s U.S. subsidiaries and a parent guaranty limited to the Company’s U.S. assets. Proceeds may be utilized for general corporate purposes, including working capital and operational expenses, as well as to reduce outstanding principal balances of certain Indebtedness (as defined in the Amended Needham LOC). The Amended Needham LOC is subject to certain debt covenants including maintaining a post-incurrence debt service coverage ratio of 1.5:1 as well as covenants related to appraised fair value of mortgaged properties (subject to an 80% LTV constraint), receivables and cash, net of reserves.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Tangela Holdings, LTD

On June 11, 2024, the Company entered into a loan agreement (the “NGC Note”) with Tangela for $1.6 million to fund bulk purchases of cannabis for resale by NGC. The NGC Note, as most recently amended on March 11, 2025, matured as scheduled, and on July 1, 2025, the Company settled the loan in full.

Asset-based revolving credit facility

On August 25, 2023, the Company entered into an asset-based revolving credit facility (the “ABL Facility”) with EWB that provided for borrowings up to $6.5 million and immediately drew down $6.5 million (the “EWB Note”). The EWB Note had a maturity date of August 25, 2024. On March 26, 2024, the Company signed an agreement (the “1st Change in Terms Agreement”), increasing the ABL Facility to $10 million and extending the maturity date of the EWB Note to August 25, 2025. On June 14, 2024, the Company executed an amendment to the 1st Change in Terms Agreement, increasing the ABL Facility by an additional $2 million to $12 million. On September 2, 2025, the Company executed Amendment No. 3 to its Loan Agreement with East West Bank, extending the maturity date to August 25, 2026. No other changes were made to the ABL Facility.

The ABL Facility is secured by the Company’s deposit accounts at EWB, and as such, the Company’s balance in the EWB deposit accounts is classified as restricted cash within Cash and cash equivalents on the Company’s Consolidated Balance Sheets as of December 31, 2025 and 2024.

Covenant compliance

As of December 31, 2025, the Company was in compliance with all financial covenants within each credit facility, and the Company did not observe evidence of any cross-defaults.

Note 17 — Shareholders’ equity

Authorized

As of December 31, 2025, the Company’s authorized share capital consists of (i) an unlimited number of multiple voting shares (“MVS”), (ii) an unlimited number of SVS and (iii) an unlimited number of non-voting and non-participating shares that are exchangeable at the shareholder’s option into SVS (the “Exchangeable Shares”). All three classes of authorized share capital are without par value. The MVS are held directly or indirectly by Boris Jordan, the Company’s Chief Executive Officer and Chairman (“CEO and Chairman”).

Issued

Holders of the SVS are entitled to one vote per share. MVS Holders are entitled to 15 votes per share and are entitled to notice of and to attend any meeting of the Company’s shareholders, except for shareholder meetings in which only holders of a particular class or series of shares will have the right to vote.

The MVS are convertible into SVS on a one-for-one basis at any time at the option of the holder or upon termination of the MVS structure. The MVS shall automatically convert into SVS upon the earlier to occur of: (i) the transfer or disposition of the MVS by the CEO and Chairman to one or more third parties who are not permitted holders; (ii) the CEO and Chairman or his permitted holders no longer beneficially owning, directly or indirectly and in the aggregate, at least 5% of the issued and outstanding SVS and MVS on a non-diluted basis; and (iii) the first business day following the first annual meeting of shareholders of the Company following the SVS being listed and posted for trading on a U.S. national securities exchange, such as Nasdaq or the New York Stock Exchange.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

As of December 31, 2025, the Company’s MVS represented approximately 12.2% of the total issued and outstanding shares and controlled approximately 67.5% of the total voting power. As of December 31, 2024, the Company’s MVS represented approximately 12.5% of the total issued and outstanding shares and controlled approximately 68.2% of the total voting power.

As of December 31, 2025, no Exchangeable Shares have been issued.

As of December 31, 2025 and 2024, the number of SVS available for issuance under the Company’s 2018 Long Term Incentive Plan (“LTIP”) was 77,247,475 and 75,005,892, respectively. See Note 19 — Share-based compensation for further detail.

Treasury shares

There were no SVS repurchased into treasury during the years ended December 31, 2025 and 2024.

Note 18 — Redeemable non-controlling interest

On April 7, 2021, the Company established Curaleaf International together with a strategic investor (the “Strategic Investor”) who provided initial capital of $130.8 million for 31.5% equity interest in Curaleaf International (the “Curaleaf International Transaction”). Curaleaf and the Strategic Investor entered into a shareholders’ agreement (the “International Shareholders Agreement”) regarding the governance of Curaleaf International, pursuant to which Curaleaf International had control over operational issues and the raising of capital as well as the ability to exit the business. In addition, the strategic investor’s stake was subject to put/call rights, which permitted either party to cause the Strategic Investor’s stake to be purchased by the Company, starting the earlier of change of control or in 2025.

In January 2025, the Strategic Investor exercised its put option by submitting an irrevocable notice to the Company. On July 2, 2025, the Company settled the put option and acquired the minority stake in Curaleaf International, resulting in the Company obtaining 100% ownership of Curaleaf International. The transaction was executed pursuant to the International Shareholders Agreement and was settled entirely through the issuance of SVS. The transaction resulted in a change in ownership interest without a loss of control and was accounted for as an equity transaction in accordance with ASC 810. See Note 2 — Basis of presentation and consolidation for further details. As a result, the Company derecognized the Redeemable NCI, which had a carrying value of $102.1 million, and issued 6,810,853 SVS valued at $5.4 million. The net impact of this exchange was recorded in Additional paid-in capital.

In connection with the acquisition of Four20 Pharma GmbH (“Four20”), in September 2022, the selling shareholders and Curaleaf International entered into separate put/call options, which permit either party to trigger the roll-up of the remaining equity of Four20 two years after the launch of adult use cannabis sales in Germany, but no later than the end of 2025, if adult use launch has not occurred by such date. Management considers the redemption of the put/call options to be probable.

As of December 31, 2025 and 2024, the Company’s Redeemable NCI was allocated as follows:

As of	Curaleaf International	Four20(1)(2)	Total
December 31, 2025(1)	$—	$83,931	$83,931
December 31, 2024	94,561	37,618	132,179

(1)	The Company recorded $42.3 million and $22.7 million in order to reflect the put/call options obligation at their redemption value as of December 31, 2025 and 2024. See Note 2 — Basis of presentation and consolidation for further details.
(2)	The Company anticipates the value of these put/call options to be between $80.0 million to $100.0 million upon redemption, payable in cash and stock.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Note 19 — Share-based compensation

Equity Incentive Plans

The Company maintains a 2018 Stock and Incentive Plan (as amended from time to time, the “LTIP”), which provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock and stock units, performance stock and stock units awards, dividend equivalents and other share-based awards to eligible participants. The number of SVS reserved for issuance from time to time under the LTIP is calculated as 10% of the aggregate number of SVS and MVS outstanding on an “as-converted” basis.

Virtual Employee Share Options

In the second quarter of 2025, the Company granted VSOs in connection with the Company’s prior acquisition of Four20 in September 2022. The VSOs were granted to certain employees of Four20 and vest over a 36-month requisite service period ending December 31, 2025, with payment contingent on a qualifying “Exit Event”, as defined in the underlying plan agreement. Settlement of the Company’s outstanding VSO obligations is expected to occur in the first half of 2026.

Share-based compensation consisted of the following for the years ended December 31, 2025 and 2024:

	Years Ended
	December 31, 2025	December 31, 2024
Equity-classified awards:
Stock options	$8,268	$9,374
Performance stock units	10,660	1,705
Restricted stock units	11,779	14,617
Share-based compensation expense: equity-classified awards	30,707	25,696
Liability-classified awards:
Virtual share option awards(1)	5,029	—
Share-based compensation expense: liability-settled awards	5,029	—
Total share-based compensation expense	$35,736	$25,696

(1)	Includes the cumulative share-based compensation expense recognized for VSOs granted during the second quarter of 2025, for which the requisite service periods retroactively commenced in January 2023.

Stock options

As of December 31, 2025 and 2024, total unamortized compensation cost related to unvested stock options was $12.2 million and $13.7 million, respectively, which the Company expects to recognize over a weighted-average period of 1.95 and 2.00 years, respectively.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

The total intrinsic value of stock options exercised and the total fair value of stock options vested during the years ended December 31, 2025 and 2024 were as follows:

	Years Ended
	December 31, 2025	December 31, 2024
Total intrinsic value of options exercised	$4,807	$208
Total fair value of shares vested	5,256	8,353

Significant assumptions used to estimate the fair value of the Company’s stock options granted during the years ended December 31, 2025 and 2024 were as follows:

Years Ended
	December 31, 2025	December 31, 2024
Expected volatility	72% — 79%	71% — 74%
Expected life in years	6.16 - 6.24	6.01 - 6.02
Expected dividends(1)	—%	—%
Risk-free interest rate (based on government bonds)	3.81% — 4.21%	3.63% — 4.52%

(1)	The Company has never paid cash dividends nor expects to pay cash dividends in the foreseeable future.

The Company’s stock options activity and related information during the years ended December 31, 2025 and 2024 were as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Outstanding at January 1, 2025	29,661,070	$4.982
Forfeited	(6,852,414)	7.311
Expired(1)	(2,213,794)	8.959
Exercised	(1,864,272)	0.137
Granted	13,125,215	1.093
Outstanding at December 31, 2025	31,855,805	$2.886	6.65	$28,364
Options exercisable at December 31, 2025	10,122,969	$3.532	3.05	$10,928

(1)	Includes adjustments for changes in estimates.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Outstanding at January 1, 2024	27,932,603	$5.290
Forfeited	(1,461,492)	4.514
Expired(1)	(430,377)	14.740
Exercised	(75,391)	2.060
Granted	3,695,727	3.532
Outstanding at December 31, 2024	29,661,070	$4.982	5.50	$8,846
Options exercisable at December 31, 2024	16,718,254	$5.540	3.40	$8,778

(1)	Includes adjustments for changes in estimates.

Performance stock units

As of December 31, 2025 and 2024, total unamortized compensation cost related to unvested performance stock units was $10.7 million and $2.3 million, respectively, which the Company expected to recognize over a weighted-average period of 1.53 and 1.41 years, respectively.

The Company’s PSU activity and related information for the years ended December 31, 2025 and 2024 were as follows:

	Number of PSUs	Weighted-Average Grant Date Fair Value
Unvested at January 1, 2025	1,889,582	$3.81
Forfeited	(1,750,337)	2.81
Vested	(359,948)	3.45
Granted	10,011,139	0.94
Unvested at December 31, 2025	9,790,436	$1.06
Inception-to-date PSUs vested at December 31, 2025	756,485	$3.16

	Number of PSUs	Weighted-Average Grant Date Fair Value
Unvested at January 1, 2024	2,024,121	$2.89
Forfeited	(2,141,826)	3.37
Vested	(396,537)	2.89
Granted	2,403,824	4.04
Unvested at December 31, 2024	1,889,582	$3.81
Inception-to-date PSUs vested at December 31, 2024	396,537	$2.89

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Modifications

During the year ended December 31, 2025, the Company modified the performance targets for PSUs granted in 2025. The modification resulted in incremental compensation cost of $19.1 million, which will be recognized prospectively over the remaining service period.

Restricted stock units

As of December 31, 2025 and 2024, total unamortized compensation cost related to unvested restricted stock units was $33.9 million and $15.7 million, respectively, which the Company expected to recognize over a weighted-average period of 2.39 years and 1.95 years, respectively.

The Company’s RSU activity and related information for the years ended December 31, 2025 and 2024 were as follows:

	Number of RSUs	Weighted-Average Grant Date Fair Value
Unvested at January 1, 2025	6,333,784	$3.63
Forfeited	(2,394,476)	2.09
Vested	(2,618,222)	3.88
Granted	25,224,914	1.39
Unvested at December 31, 2025	26,546,000	$1.61
Inception-to-date RSUs vested at December 31, 2025	11,679,617	$5.92

	Number of RSUs	Weighted-Average Grant Date Fair Value
Unvested at January 1, 2024	6,145,959	$4.12
Forfeited	(2,459,478)	4.06
Vested	(3,228,557)	4.33
Granted	5,875,860	3.68
Unvested at December 31, 2024	6,333,784	$3.63
Inception-to-date RSUs vested at December 31, 2024	9,061,395	$6.51

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Note 20 — Selling, general and administrative expense

Selling, general and administrative expenses consisted of the following for the years ended December 31, 2025 and 2024:

	Years Ended
	December 31, 2025	December 31, 2024
Salaries and benefits	$230,911	$227,817
Rent and occupancy	59,314	54,105
Sales and marketing(1)	45,692	47,075
Office supplies and services	45,746	44,046
Professional fees	23,538	24,212
Insurance and compliance	9,528	9,066
Travel	7,609	6,580
Research and development	805	1,421
Other operating expense	5,299	4,212
Total selling, general and administrative expense	$428,442	$418,534

(1)	Includes advertising costs of $20.7 million for the year ended December 31, 2025 and $18.4 million for the year ended December 31, 2024.

Note 21 — Defined contribution plans

The Company established the Curaleaf, Inc. 401(k) Plan (the “Plan”) effective January 1, 2022. The Company’s U.S. employees are generally eligible to participate in the Plan. The Plan allows eligible employees to make contributions, up to limits set by the IRS, through payroll deductions and invest their contributions in one or more of the investment funds offered by the Plan. For employees who have completed one or more years of eligible service, the Company matches 25% of the first 4% of eligible contribution on a pretax and/or Roth 401(k) basis for each annual period. Under the Plan, employees become eligible for contributions on the first day of the calendar month, coincident with or next, following the date the employee performs an hour of service as an eligible employee. Matched contributions are always fully vested.

Employees outside the U.S. who are not covered by the Plan may be covered by defined contribution plans that are subject to applicable laws and rules of the country in which they are administered.

Employer contributions, which are expensed as incurred, totaled $2.1 million and $1.0 million for the years ended December 31, 2025 and 2024, respectively.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Note 22 — Other income, net

Other income, net consists of the following for the years ended December 31, 2025 and 2024:

	Years Ended
	December 31, 2025	December 31, 2024
(Loss) gain on disposal of assets	$(3,049)	$4,624
(Loss) gain on investments	(343)	6,624
Gain on extinguishment of debt	1,685	257
Foreign exchange gain (loss)	3,686	(1,617)
Miscellaneous other income	3,603	6,096
Other income, net	$5,582	$15,984

Note 23 — Income taxes

In December 2023, the FASB issued ASU 2023-09, which enhances the disclosure requirements for income taxes. The Company adopted ASU 2023-09 on a prospective basis for the annual reporting period ended December 31, 2025. Accordingly, the comparative prior period has not been recast to reflect the new disclosure requirements. See Note 3 — Significant accounting policies for further detail.

The Company’s Loss before provision for income taxes includes the following components for the years ended December 31, 2025 and 2024:

	Years Ended
	December 31, 2025	December 31, 2024
Domestic	$(67,069)	$(87,443)
Foreign	(11,145)	(25,915)
Total	$(78,214)	$(113,358)

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

The Company’s Provision for income taxes for the years ended December 31, 2025 and 2024 consisted of the following:

	Years Ended
	December 31, 2025	December 31, 2024
Current:
Federal	$138,070	$135,598
State	21,682	15,540
Foreign	3,800	1,884
Total current income tax expense	163,552	153,022

Deferred:
Federal	$(19,726)	$(24,744)
State	(14,334)	(25,635)
Foreign	(5,803)	(4,392)
Total deferred income tax expense	(39,863)	(54,771)

Provision for income taxes	$123,689	$98,251

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rate for the year ended December 31, 2025 is as follows:

	Year Ended
	December 31, 2025
	$	%
Benefit from income taxes computed using U.S. federal statutory income tax rate(1)	$(16,416)	21%
State and local income tax, net of federal income tax effect(2)	7,562	(10)%
Impact of U.S. tax on foreign operations	1,632	(2)%
Foreign tax effects	1,022	(1)%
Effect of change in tax law or rates enacted in current period	(1,192)	2%
Share-based compensation	2,616	(3)%
Non-deductible expenses	3,117	(4)%
Increase in uncertain tax position(3)	97,843	(125)%
Increase in valuation allowance	31,759	(41)%
Penalties and interest	1,593	(2)%
Other	(5,847)	7%
Provision for income taxes	$123,689	(158)%

(1)	As the Company’s operations are primarily based in the United States, the tax rate reconciliation has been prepared using the U.S. federal statutory tax rate of 21%.
(2)	Primarily represents income tax expense generated in Pennsylvania, Maryland, Illinois and Florida.
(3)	Primarily related to the Company's Section 280E Position.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rate for the year ended December 31, 2024 is as follows:

	Year Ended
	December 31, 2024
	$	%
Benefit from income taxes computed using U.S. federal statutory income tax rate(1)	$(23,805)	21%
State income taxes, net of federal income tax benefit	(22,643)	20%
Impact of U.S. tax on foreign operations	706	(1)%
Share-based compensation	944	(1)%
Non-deductible expenses	2,204	(2)%
Increase in uncertain tax position	121,969	(108)%
Increase in valuation allowance	15,424	(14)%
Penalties and interest	16,216	(14)%
Other	(12,764)	11%
Provision for income taxes	$98,251	(87)%

(1)	As the Company’s operations are primarily based in the United States, the tax rate reconciliation has been prepared using the U.S. federal statutory tax rate of 21%.

Cash paid for income taxes, net of refunds received, by jurisdiction for the year ended December 31, 2025 was as follows:

Year Ended
Jurisdiction:	December 31, 2025
Federal	$9,575
State	16,894
Foreign	589
Cash paid for income taxes, net of refunds received	$27,058

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

The components of the Company’s deferred tax assets and liabilities as of December 31, 2025 and 2024 were as follows:

	As of
	December 31, 2025	December 31, 2024
Deferred tax assets:
Net operating loss carryforward	$218,402	$202,940
163j interest carryovers	86,869	71,132
Stock compensation	14,773	10,307
Accrued and prepaid expenses	2,348	2,088
Other	165	60
Total deferred tax assets	322,557	286,527
Deferred tax liabilities:
Depreciation and amortization	(232,329)	(264,588)
Inventory	(2,746)	(1,904)
Total deferred tax liabilities	(235,075)	(266,492)
Valuation allowance(1)	(299,041)	(264,407)
Net deferred tax liabilities	$(211,559)	$(244,372)

(1)	As of December 31, 2025 and 2024, the Company maintained a valuation allowance against deferred tax assets related to certain U.S. federal and state operations as well as its international operations in France, the U.K., Canada and Germany.

At December 31, 2025, the Company had federal and state tax loss carryforwards of $645.0 million, which expire between 2026 and 2044. At December 31, 2025 the Company had foreign tax loss carryforwards of $27.2 million, which will begin to expire starting 2035 through 2045. At December 31, 2025, the Company had federal and state tax loss carryforwards of $681.5 million which will never expire. At December 31, 2025, the Company had foreign tax loss carryforwards of $93.1 million, which will never expire.

The Company accounts for the undistributed earnings of the Company as a temporary difference, except for the undistributed earnings of its foreign subsidiaries that are deemed to be indefinitely reinvested in foreign jurisdictions. The Company considers the earnings and profits of its foreign subsidiaries to be indefinitely reinvested.

The following table summarizes the activity within the Company’s unrecognized tax benefits from continuing operations for the years ended December 31, 2025 and 2024:

	As of
	December 31, 2025	December 31, 2024
Balance at beginning of the year	$432,341	$56,931
Additions based on tax positions related to the current year	119,792	130,790
Additions based on refunds requested but not yet received related to prior years	36,389	91,645
Additions based on refunds received related to prior years	16,176	9,983
Additions and subtractions for tax positions of prior years	(2,339)	164,249
Subtractions based on acquisitions	—	(10,348)
Lapse of statute of limitations	(14,533)	(10,909)
Balance at the end of the year	$587,826	$432,341

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

As of December 31, 2025 and 2024, $1.8 million and $13.1 million, respectively, of these unrecognized tax benefits were recorded as a result of acquisitions and are subject to indemnifications. As the Company has collateral and/or other deferred consideration sufficient to cover any potential resulting indemnification liability, the Company recognized a non-current tax receivable within Income tax receivable on the Consolidated Balance Sheets. As of December 31, 2025 and 2024, included in the balances of unrecognized tax benefits, is $586.0 million and $419.2 million, respectively, of unrecognized tax benefits that if recognized, would impact the Company’s effective tax rate.

As of December 31, 2025, the Company recognized accrued interest and penalties of $25.4 million and $69.8 million for its uncertain tax positions as a component of Provision for income taxes and Other long-term liabilities, respectively. As of December 31, 2024, the Company recognized accrued interest and penalties of $16.1 million, $4.9 million and $19.2 million as a component of Provision for income taxes, Income tax payable and Other long-term liabilities, respectively.

The Company files its income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state and foreign taxing authorities, where applicable. As of December 31, 2025, the Company is under audit for years ranging from 2020 to 2023 by the IRS, a few U.S. states and in Canada. The statute of limitations for federal, state and foreign taxing jurisdictions are open from tax year 2022.

Global Minimum Tax Rules - Pillar Two

Numerous foreign jurisdictions have enacted or are in the process of enacting legislation to adopt a minimum effective tax rate, as described in the Global Anti-Base Erosion Model Rules (otherwise known as Pillar Two) issued by the Organization for Economic Co-operation and Development. Under Pillar Two, a minimum effective tax rate of 15% would apply to multinational companies with consolidated revenues above €750 million. Pillar Two became effective for fiscal years beginning on or after January 1, 2024, in several jurisdictions in which the Company operates. Upon enactment, Pillar Two did not have a material impact on the Company’s Consolidated Financial Statements, and there was no material impact to the Company’s consolidated financial position, results of operations or cash flows.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Note 24 — Earnings per share

Basic and diluted loss per share attributable to Curaleaf Holdings, Inc. for the years ended December 31, 2025 and 2024 were calculated as follows:

	Years Ended
	December 31, 2025	December 31, 2024
Numerator:
Net loss from continuing operations	$(201,903)	$(211,609)
Less: excess redemption value above carrying value(3)	(42,294)	(22,746)
Net loss from continuing operations, net of excess redemption value	(244,197)	(234,355)
Net loss from discontinued operations	(26,250)	(10,398)
Net loss, net of excess redemption value	(270,447)	(244,753)
Less: Net income (loss) attributable to non-controlling interest	2,917	(6,584)
Net loss attributable to Curaleaf Holdings, Inc., net of excess redemption value	$(273,364)	$(238,169)

Per share – basic and diluted(1):
Net loss per share from continuing operations(3)	$(0.32)	$(0.31)
Net loss per share from discontinued operations	(0.03)	(0.01)
Net loss per share attributable to Curaleaf Holdings, Inc.	$(0.35)	$(0.32)

Denominator:
Basic weighted-average common shares outstanding	762,090,951	740,825,099
Dilutive effect of stock options to purchase SVS	10,096,426	829,853
Dilutive effect of restricted and performance-based stock awards(2)	14,475,015	2,212,402
Dilutive effect of convertible debt	—	4,282,599
Dilutive effect of contingent shares	778,000	1,286,713
Dilutive weighted-average common shares outstanding	787,440,392	749,436,666

(1)	As a result of the Company’s net losses from its continuing and discontinued operations for the years ended December 31, 2025 and 2024, the calculation of diluted net loss per share for each period presented gives no consideration to potentially anti-dilutive securities; and as such, is the same as basic net loss per share for each period presented.
(2)	Excludes PSU awards that did not meet performance criteria as of December 31, 2025 and 2024. Diluted EPS for the year ended December 31, 2024 has been revised to reflect this exclusion.
(3)	Certain non-controlling interests are redeemable at the option of the holders. When the estimated redemption value exceeds the recorded amount, the excess is charged directly to Shareholders' equity on the Consolidated Balance Sheets. Pursuant to ASC 480-10, Distinguishing Liabilities from Equity, the excess redemption value must be included in the calculation of earnings per share - basic and diluted. See Note 2 — Basis of presentation and consolidation for further details.

Note 25 — Segment reporting

The Company operates through two distinct reportable segments: (i) Domestic Operations and (ii) International Operations. This segmentation reflects the point at which the Company’s business units no longer share similar economic characteristics and differ significantly in key areas, including:

(a)	the nature of cultivation and manufacturing processes;

(b)	the class of customer for products and services;

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

(c)	distribution methods and

(d)	the regulatory environments in which they operate.

In addition, this segmentation reflects the manner in which the Company’s chief operating decision maker (the “CODM”), its CEO, allocates resources and evaluates performance as well as the manner in which the Company’s internal financial reporting is structured.

The Company’s reportable segments generate revenues from the cultivation, production and distribution of cannabis products. The Company’s Domestic Operations are organized on a region-level basis, vertically integrated in the majority of the states in which the Company operates and derives the majority of its revenues from retail sales. In contrast, the Company’s International Operations is organized on a country-level basis, has centralized cultivation facilities in Portugal and Canada and derives the majority of its revenue from wholesale sales.

The Company’s CODM assesses the performance of and allocates resources to each reportable segment using Adjusted EBITDA1 as the primary measure of profitability. These non-GAAP financial measures and ratios are considered key financial and operational indicators. The CODM also reviews significant segment expenses within these measures, which consist primarily of Cost of goods sold and Total operating expenses.

Not only do these measures provide meaningful insights into the financial strength and performance of each reportable segment, they also serve to (i) clarify the Company’s operating performance for investors; (ii) enhance comparability across industry peers and (iii) offer investors a view of the Company’s operations as analyzed internally by the CODM and the Company’s executive leadership team. While these measures are useful supplemental indicators, they are non-GAAP financial measures and should not be considered in isolation or as alternatives to measures determined in accordance with GAAP.

The accounting policies for each reportable segment are consistent with those described in Note 3 — Significant accounting policies. There are no intersegment sales or transfers between the Company’s reportable segments, and the Company does not allocate corporate overhead costs to its reportable segments, due to the illegality of cannabis activities under U.S. Federal law.

[1]	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, less share-based compensation expense and other adjustments related to business development, acquisitions, financing and reorganization costs.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

The following table presents Adjusted EBITDA by reportable segment as of December 31, 2025 and 2024:

	Years ended December 31,
	Domestic		International (1)		Total
	2025	2024	2025	2024	2025	2024
Income (loss) from continuing operations	$34,099	$49,387	$(8,649)	$(24,644)	$25,450	$24,743
Depreciation and amortization	171,772	203,076	24,834	28,384	196,606	231,460
Other add-backs, net (2)	45,513	44,899	7,105	2,183	52,618	47,082
Adjusted EBITDA	$251,384	$297,362	$23,290	$5,923	$274,674	$303,285
Adjusted EBITDA Margin	23%	24%	14%	6%	22%	23%

Total Revenues	$1,095,657	$1,228,749	$172,478	$105,550	$1,268,135	$1,334,299

(1)	The Company is exposed to foreign currency exchange risk due to fluctuations between the functional currencies of its international subsidiaries and the USD. Additionally, the translation of these subsidiaries’ operating results into USD for reporting purposes introduces further exposure. While these fluctuations are not material to the Company’s consolidated operating results, they may impact the comparability of the Company’s segmented results across quarters and year-over-year.
(2)	Other add-backs for the year ended December 31, 2025 primarily include costs related to salaries and benefits, accounting, legal and professional fees as well as rent and other facility costs. Other add-backs for the year ended December 31, 2024 primarily include costs related to salaries and benefits, inventory, legal and professional fees and lobbyist/PR spend.

The following table presents selected financial information by reportable segment for the years ended December 31, 2025 and 2024:

	Years ended December 31,
	Domestic		International (1)		Total
	2025	2024	2025	2024	2025	2024
Revenues, net:
Retail revenues	$868,732	$994,715	$53,850	$38,047	$922,582	$1,032,762
Wholesale revenues	226,334	232,491	105,905	63,078	332,239	295,569
Management fee income	591	1,543	12,723	4,425	13,314	5,968
Total revenues, net	1,095,657	1,228,749	172,478	105,550	1,268,135	1,334,299
Cost of goods sold	541,458	631,785	95,655	61,737	637,113	693,522
Gross Profit	554,199	596,964	76,823	43,813	631,022	640,777
Total operating expenses	520,100	547,577	85,472	68,457	605,572	616,034
Income (loss) from continuing operations	$34,099	$49,387	$(8,649)	$(24,644)	$25,450	$24,743

Capital expenditures	$50,043	$81,891	$13,397	$10,547	$63,440	$92,438

(1)	The Company is exposed to foreign currency exchange risk due to fluctuations between the functional currencies of its international subsidiaries and the USD. Additionally, the translation of these subsidiaries’ operating results into USD for reporting purposes introduces further exposure. While these fluctuations are not material to the Company’s consolidated operating results, they may impact the comparability of the Company’s segmented results across quarters and year-over-year.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

The following table presents total assets by reportable segment as of December 31, 2025 and 2024:

Total assets:	Domestic	International	Total
December 31, 2025	$2,415,707	$429,608	$2,845,315
December 31, 2024	2,574,687	375,021	2,949,708

Note 26 — Commitments and contingencies

Indemnification agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties.

In addition, the Company has entered into indemnification agreements with certain members of its board of directors and senior executive team that may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or senior officers of the Company. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnification agreements. The Company does not believe that the outcome of any claims under indemnification arrangements will have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its Consolidated Financial Statements.

Dividend Restriction

The Company has not historically paid dividends on its outstanding SVS. Any future determination to pay dividends will depend upon the Company's financial condition and results of operations. Furthermore, the Company’s ability to pay dividends is subject to applicable laws, regulatory capital requirements and compliance with covenants contained in the Company's outstanding debt arrangements.

The Company has no record of paying dividends. Its ability to pay dividends would be dependent on the Company’s results of operation, subject to applicable laws and regulations, and would require maintenance of certain solvency and capital standards as well as applicable covenants within the Company’s outstanding debt arrangements.

Income tax returns

The Company files its income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state and foreign taxing authorities, where applicable. The Company records tax benefits for all years subject to examination, based upon management’s evaluation of the facts, circumstances and information available at the end of the reporting period. The Company has not recognized any tax benefits associated with those income tax positions where it is not more-likely-than-not that a tax benefit will result.

Litigation

The Company is involved in claims or lawsuits that arise in the ordinary course of business. Although the ultimate outcome of these claims or lawsuits cannot be ascertained by the Company, on the basis of present information and advice received from the Company’s legal counsel, it is management’s opinion that the disposition or ultimate determination of such claims or lawsuits, except as noted below, will not have a material effect on the Company’s operations and financial results. As of December 31, 2025 and 2024, the Company recognized legal contingencies of $7.6 million and $4.0 million, respectively, which is presented in Accrued expenses on the Consolidated Financial Statements

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Hello Farms

In 2020, GR Vending MI, LLC (“GR Vending MI”), prior to its acquisition by the Company, entered into a supply contract with Hello Farms Licensing MI, LLC (“Hello Farms”) (the “Hello Farms Supply Contract”) to acquire the expected output of Hello Farms’ Michigan cultivation facility from the 2020 and 2021 harvests, subject to certain conditions. Additionally, Cura MI, LLC (“Cura MI” and together with GR Vending MI, the “Michigan Entities”) entered into a guaranty agreement (the “Cura MI Guaranty”) with Hello Farms, under which Cura MI guaranteed the performance of GR Vending MI’s payment obligations under the Hello Farms Supply Contract. The Hello Farms Supply Contract was amended and restated in November 2020. Subsequently, GR Vending MI indicated that Hello Farms had failed to perform its obligations under the Hello Farms Supply Contract; and therefore, deemed the contract breached and therefore terminated. In February 2021, Hello Farms sued the Michigan Entities in a state court in Michigan. In March 2021, the case was moved to the U.S. District Court for the Eastern District of Michigan (the “Michigan Eastern District Court”). A trial was held in January 2025, after which a jury awarded Hello Farms approximately $31.8 million in damages against the Michigan Entities for breach of contract. Subsequently, in February 2025, Hello Farms filed a motion for award of prejudgment interest of $5.0 million. In May 2025, a judgment was issued awarding a post-filing prejudgment interest of $5.4 million, which increased the Company’s maximum loss on this litigation to $37.2 million. The Michigan Entities have appealed the ruling to the Sixth Circuit Court of Appeals. Based on the Company's assessment of the likelihood of success on appeal, the estimated accrual as of December 31, 2025 is substantially less than the total potential loss associated with the judgment. If the Company’s challenge is unsuccessful, it is reasonably possible the resulting loss could materially exceed the Company’s current accrual.

The Michigan Entities, which are consolidated by the Company as VIEs, ceased operations in 2023, do not have any substantial assets and are classified by the Company as discontinued operations. See Note 6 — Discontinued operations for further details.

Note 27 — Fair value measurements and financial risk management

Non-recurring fair value measurements

The Company’s assets measured at fair value on a nonrecurring basis include its long-lived assets and goodwill. The Company reviews the carrying amounts of such assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable or, at minimum, annually for goodwill. Any resulting asset impairment would require that the asset be written down to fair value. Fair value measurements of these assets are derived using inputs classified within Level 3 of the fair value hierarchy. See Note 10 — Property, plant and equipment, net, Note 11 — Leases and Note 13 — Intangible assets, net and Goodwill for further details.

Recurring fair value measurements

The Company’s financial instruments measured at fair value on a recurring basis include certain equity investments and contingent consideration liabilities. The lowest level of inputs that are significant to the fair value measurements of these financial instruments are not based on observable market data; and therefore, these financial instruments are classified within Level 3 of the fair value hierarchy.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

As of December 31, 2025 and 2024, the Company’s financial instruments measured at fair value on a recurring basis were classified in the fair value hierarchy as follows:

	As of December 31, 2025
	Level 1	Level 2	Level 3	Total
Investments	$—	$—	$—	$—
Contingent consideration liabilities	—	—	3,358	3,358
	$—	$—	$3,358	$3,358

	As of December 31, 2024
	Level 1	Level 2	Level 3	Total
Investments	$—	$—	$1,713	$1,713
Contingent consideration liabilities	—	—	6,147	6,147
	$—	$—	$7,860	$7,860

Level 3

As of December 31, 2025 and 2024, the following valuation methodologies and significant unobservable inputs were used to derive the fair value measurements of the Company’s financial instruments measured at fair value on a recurring basis:

			As of
Financial instrument	Valuation methodology	Level 3 input	December 31, 2025	December 31, 2024
Contingent consideration - EMMAC	Monte Carlo simulation	Timing of achievement	2 years	2 years
		Probability of achievement	99.0%	99.0%
Investments	Adjusted estimated net asset fair value	Capitalization rate	N/A	8.9%

There were no transfers between fair value levels during the years ended December 31, 2025 and 2024.

Financial Risk Management

The Company is exposed to financial risks, including credit risk, liquidity risk and market risk. The following discussion summarizes the Company’s approach to managing these risks:

Credit risk

Credit risk is the risk the Company incurs a loss on a financial instrument as a result of a customer or third party failing to meet contractual obligations. Credit risk arises principally from the Company’s financing receivables, including its accounts receivable and notes receivable. The Company’s maximum credit exposure as of December 31, 2025 and 2024 equates to the aggregate carrying amount of its cash and cash equivalents, restricted cash and cash equivalents, accounts receivable and notes receivable.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

The majority of the Company’s revenues are derived from its retail dispensaries, where customers are required to transfer payment immediately upon purchase. For the years ended December 31, 2025 and 2024, the Company’s Retail revenues represented 73% and 77%, respectively, of the Company’s Total revenues, net.

In the normal course of business, the Company provides financing to its non-retail customers as trade accounts receivables. The Company may also extend financing, as notes receivable, in connection with an acquisition or divestiture. While the Company has not adopted standardized credit policies, the Company has established processes to mitigate credit risk on such financing receivables, which include assessing creditworthiness on an individual basis.

Given the increasing financial pressure across the cannabis industry, the Company has heightened its monitoring of credit exposure to other cannabis operators and continues to prioritize timely collections of outstanding trade accounts receivables.

The following table presents the aging of the Company’s trade accounts receivables as of December 31, 2025 and 2024:

	As of
	December 31, 2025	December 31, 2024
0 to 90 days	$66,649	$56,042
91 to 180 days	3,572	4,437
181 days +	3,643	3,511
Trade accounts receivable	$73,864	$63,990

Liquidity risk

Liquidity risk is the risk that the Company will not have sufficient liquidity to settle its financial obligations and liabilities when due. The Company mitigates its liquidity risk through management of its capital structure.

The Company has material debt obligations requiring scheduled principal and interest payments, which are subject to various financial covenants. Non-compliance with these financial covenants or failure to make timely debt service payments could result in the outstanding principal and accrued interest on the Company’s debt obligations becoming due immediately or on demand, which would have a material adverse impact on the Company’s financial position and cash flows. See Note 16 — Notes payable for further details.

Future payment obligations associated with the Company’s long-term acquisition-related financial instruments and lease obligations are further discussed in Note 4 — Acquisitions and Note 11 — Leases, respectively.

Currency risk

The financial position, results of operations and cash flows of the Company are presented in USD, which requires the Company to translate the financial accounts for its international subsidiaries into USD, using exchange rates at specific reporting dates or average rates over the reporting period, as applicable. Transactions which are denominated in currencies other than the USD are subject to both transaction risk and translation risk.

As of December 31, 2025 and 2024, the Company had no hedging agreements in place with respect to foreign exchange rates.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Cash and cash equivalents (including those that are restricted) bear interest at market rates. The Company’s notes receivable and notes payable have fixed rates of interest and are carried at amortized cost. The Company does not account for any fixed-rate financial assets or fixed-rate financial liabilities at fair value. Accordingly, the Company has limited exposure to interest rate sensitivity risk with respect to these financial instruments.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Geography risk

The geographic concentration of the Company’s domestic and international operations poses potential risks if the domestic and/or international cannabis industry experience significant adverse events and/or if macroeconomic conditions deteriorate significantly.

Factors that may adversely affect domestic and international cannabis markets and macroeconomic environments include, among others, the following:

•	weakened consumer demand as a result of economic headwinds, such as industry slowdowns and changing demographics;

•	inability or unwillingness of customers to pay current and/or increased prices;

•	rising operating expenses, such as taxes, utilities and routine maintenance;

•	local conditions, such as oversupply of or reduced demand for cannabis products;

•	regulatory restrictions or local laws, which could result in market saturation, price compression and/or increased operating costs;

•	concentration of and competition from other cannabis cultivators, manufacturers and distributors; and

•	specific regional acts of nature, such as earthquakes, fires and floods.

Disaggregated financial information for the Company's two reportable segments, Domestic and International is presented in Note 25 — Segment reporting.

Industry risk

Cannabis-related activities are illegal under U.S. Federal law, and enforcement of such federal laws could have significant adverse risks to the Company. The Company’s shareholders should carefully evaluate the risk factors discussed herein and in the Annual Information Form within the section entitled “Risk Factors”.

Capital management

The Company’s primary objective when managing capital is to continually provide returns to its shareholders and benefits to its other stakeholders. The capital structure of the Company consists of shareholders’ equity and notes payable, net of cash, cash equivalents and restricted cash and cash equivalents. In order to safeguard the Company’s ability to continue as a going concern, management manages and adjusts the Company’s capital structure, in response to changes in the economic conditions of the jurisdictions in which the Company operates and on the risk characteristics of the Company’s underlying assets. The Company expects its cash on hand together with anticipated cash flows from its operating and financing activities will be sufficient to meet its capital requirements and operational needs over the next 12 months.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Note 28 — Variable interest entities

For further details on the variable interest entities consolidated within the Consolidated Financial Statements, see Note 1 — Operations of the Company, Note 2 — Basis of presentation and consolidation and Note 3 — Significant accounting policies. Because cannabis remains a Schedule I controlled substance for U.S. Federal purposes, the assets of the Company’s variable interest entities can typically be used only to settle obligations of the variable interest entities, except for certain grandfathered obligations, such as the Company’s Senior Secured Notes – 2026. In addition, the creditors of Curaleaf, Inc. do not have recourse to the general credit of the Company.

Financial Information

The following table presents summarized financial information about the Company’s variable interest entities as of December 31, 2025 and 2024:

	As of
	December 31, 2025	December 31, 2024
Included in Consolidated Balance Sheets:
Current assets	$357,373	$368,578
Non-current assets	2,034,807	2,179,923
Current liabilities(1)	496,678	508,135
Non-current liabilities(1)	1,310,344	1,286,514
Equity attributable to Curaleaf Holdings, Inc.	585,158	753,853

(1)	In connection with the issuance of the Senior Secured Notes – 2026, the Company entered into an intercompany loan agreement with Curaleaf, Inc. The intercompany loan is reflected herein and eliminated upon consolidation.

The following table presents summarized financial information about the Company’s variable interest entities for the years ended December 31, 2025 and 2024:

	Years Ended
	December 31, 2025	December 31, 2024
Included in Consolidated Statements of Operations:
Revenues, net	$1,095,657	$1,228,749
Net loss attributable to Curaleaf Holdings, Inc.	(188,615)	(190,007)

Note 29 — Subsequent events

Senior-Secured Notes – 2029

On February 18, 2026, the Company closed on a private placement of senior secured notes due February 18, 2029, for aggregate gross proceeds of $500.0 million (the “Senior Secured Notes – 2029”). Net proceeds, after deducting $7.9 million in fees and issuance costs, were used to fully repay the Senior Secured Notes – 2026, including accrued interest (the “2026 Refinancing”). The Senior Secured Notes – 2029 bear an interest rate of 11.5%, payable semi-annually, and are secured by second-priority liens on certain assets of the Company’s U.S. subsidiaries. The 2026 Refinancing extends the Company’s nearest significant debt maturity to 2029, enhances liquidity and improves overall financial flexibility. In conjunction with the issuance of the Senior Secured Notes – 2029, the maturity of the Amended Needham LOC was extended to February 18, 2029 and the interest rate increased from 7.99% to 8.99%, in accordance with the existing terms of the Amended and Restated Needham Loan Agreement. Consequently, in accordance with ASC 470, the Company reclassified the outstanding balance of the Senior Secured Notes – 2026 and Amended Needham LOC as non-current liabilities within Notes payable - net of current on the Consolidated Balance Sheet as of December 31, 2025.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Exercise of redeemable noncontrolling interest put option — Four20

On February 23, 2026, the selling shareholders of Four20 exercised their put option by delivering an irrevocable notice to the Company to redeem their remaining 45% equity interest in Four20. Upon completion of the transaction, the Company will increase its ownership interest in Four20 to 100%. The transaction is expected to settle in the second quarter of 2026, subject to regulatory approval and the expiration of a 20-day rejection period. Following the settlement of this transaction, the Company will have no further outstanding redeemable non-controlling interests. For further details, see Note 18 — Redeemable non-controlling interest.